SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2003

VIISAGE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

000-21559	04-3320515
(Commission file number)	(I.R.S. employer identification no.)

30 Porter Road, Littleton, Massachusetts 01460

(Address of principal executive office) (Zip code)

(978) 952-2200

Registrant’s telephone number, including area code:

Item 5.    Other Events.

During the third quarter of 2003, we adopted the provisions of Emerging Issues Task Force 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, or EITF 00-21, on a cumulative basis as of January 1, 2003. After discussions with the SEC staff regarding the effect of EITF 00-21 on revenue recognition on our secure identification contracts, we have decided to adopt EITF 00-21 via cumulative catch-up as of January 1, 2003 rather than prospectively as reflected in the previously filed Form 10-Q for the quarter ended September 28, 2003. EITF 00-21 governs how to identify whether goods or services, or both, that are to be delivered separately in a bundled sales arrangement should be accounted for separately. Our secure identification contracts typically require us to customize, design, and install equipment and software at customer locations, as well as perform training, supply consumables, maintain the equipment and provide support services. Nonperformance of training, consumables management, maintenance and support services would prevent us from receiving payment for the costs incurred in the customization, design and installation of the system. EITF 00-21 limits the amount of revenue allocable to the customization, design and installation of the system to the amount that is not contingent upon the production of cards. Revenue on our secure identification contracts under EITF 00-21 is earned based on, and is contingent upon, the production of cards from the system. Due to the contingent performance of card production in our secure identification contracts, we defer revenue recognition for the system design and installation phase of our contracts, including customized software and equipment, until cards are produced.

The adoption of EITF 00-21 resulted in a non-cash adjustment reported as a cumulative effect of a change in accounting principle of $12.1 million. The cumulative effect adjustment reflects the reversal of unbilled revenue net of associated costs associated with our secure identification contracts which had been accounted for as a single unit using the percentage-of-completion method of revenue recognition. Historically, we applied the cost-to-cost method of measurement of revenue recognition for our secure identification contracts. We recognized revenue and associated costs during the implementation of the system based on direct labor costs to total labor costs. The adjustment reflects the reversal of the gross margin recognized during the implementation of the system which will be recognized over the contract life under EITF 00-21 due to the contingent performance of the training, consumables management, maintenance and support services. Under EITF 00-21, we capitalize both the hardware and software system assets as property assets and depreciate those assets on a straight-line basis over the term of the contract.

We have determined that our secure identification contracts involve the provision of multiple elements. The first element consists of hardware, system design, implementation, training, consumables management, maintenance and support which is accounted for as equipment and related executory services under lease in accordance with Financial Accounting Standards Board Statement No. 13, or FASB 13. The second element consists of customized software which is accounted for as a long term contract in accordance with AICPA Statements of Position 97-2, Software Revenue Recognition, or SOP 97-2, and 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, or SOP 81-1, on a units of delivery method of measurement.

The following table reflects selected pro forma financial data adjusted for the aforementioned accounting change on January 1, 2003 exclusive of the associated cumulative effect of the change in accounting:

(in thousands, except per share data)	For the Years Ended,			Nine Months Ended
	Pro forma			Pro forma	As reported
	2000	December 31, 2001	2002	September 29, 2002	September 28, 2003
Operating results				(unaudited)
Revenues	$27,293	$28,172	$31,259	$22,814	$27,053
Cost of revenues	$22,961	$20,454	$25,842	$16,871	$20,344
Gross margin	$4,332	$7,718	$5,417	$5,942	$6,709
Operating expenses	$3,964	$7,002	$15,718	$10,330	$10,068
Operating income (loss)	$368	$716	$(10,301)	$(4,388)	$(3,359)
Other income (expense)	$(1,637)	$(1,210)	$(875)	$(645)	$(708)
Provision for income taxes	$—	$—	$—	$—	$(63)
Net loss	$(1,269)	$(494)	$(11,176)	$(5,033)	$(4,130)

Per share data
Basic income (loss) per share applicable to common shareholders	$(0.18)	$(0.03)	$(0.56)	$(0.25)	$(0.20)
Diluted income (loss) per share applicable to common shareholders	$(0.18)	$(0.03)	$(0.56)	$(0.25)	$(0.20)

Weighted average shares outstanding
Basic	10,460	16,265	20,046	19,981	20,711
Diluted	10,460	16,265	20,046	19,991	20,711

(in thousands)	As Reported
	December 31, 2002	January 1, 2003	March 30, 2003	June 29, 2003	September 28, 2003
Financial position
Costs and estimated earnings in excess of billings	$23,372	$5,452	$4,411	$5,025	$4,496
Property and equipment, net	$16,629	$21,152	$20,616	$21,052	$23,104
Total assets	$61,189	$47,792	$43,975	$44,672	$58,279
Accounts payable and accrued expenses	$7,017	$5,750	$5,560	$6,378	$7,738
Shareholders’ equity	$39,064	$26,934	$24,603	$23,281	$35,517
Total liabilities and shareholders’ equity	$61,189	$47,792	$43,975	$44,672	$58,279

VIISAGE FINANCIAL INFORMATION

Included in this Form 8-K are our audited financial statements as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, and our unaudited financial statements for the nine-month periods ended September 29, 2002 and September 28, 2003.

VIISAGE MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading provider of advanced technology identity solutions. We began operations as a separate entity in 1996, providing integrated solutions to capture facial images, demographic information and other biological identifiers, produce identification cards and create relational databases containing this information. Since our inception, we have also been acquiring and developing proprietary facial recognition technologies for a variety of applications. Applications can include driver’s licenses, voter registration, national identification cards, law enforcement, social services, access control and PC network and Internet access security. Our primary customers have been government agencies with particular penetration in Departments of Motor Vehicles. We have captured approximately 32% of the domestic driver’s license market. Our systems annually produce more than 23 million identification documents at more than 1,800 locations in 18 states. We have also provided services under subcontracts for projects in Jamaica, the Philippines and for the U.S. Immigration and Naturalization Service. Facial recognition technology is widely recognized as the most convenient, non-intrusive and cost-effective biometric available. In 2002, we completed three acquisitions through which we enhanced our portfolio of facial recognition technologies and acquired customers and distribution channels. Our patented facial recognition technology is focused on three major application areas.

•	FaceEXPLORER™, our technology for image retrieval and analysis. FaceEXPLORER™ is specifically designed for high performance in real-time and large-database applications, and is deployed in the world’s largest facial recognition application with a database of more than 14.5 million enrolled images and is growing by 15,000 new images per day.

•	FacePASS™ for physical access control and keyless entry; and

•	FaceFINDER™ for surveillance and identification.

Segments

Our business involves two related segments: secure identification and facial recognition. For the nine months ended September 28, 2003 approximately $26.3 million, or 97.0% of our direct revenue was derived within the United States. The remaining $800,000, or 3.0% of revenue was derived in Canada and the United Arab Emirates.

Secure Identification Segment

Our secure identification segment accounted for approximately 97.9%, 90.4% and 84.7% of our revenues in the years ended December 31, 2000, 2001 and 2002, respectively. For the nine-month periods ended September 29, 2002 and September 28, 2003, our secure identification segment accounted for approximately 85.5% and 83.1%, respectively, of our revenues after adjusting the 2002 results on a pro forma basis for the impact of accounting changes. Secure identification involves the design, development, marketing and implementation of integrated software and hardware solutions that produce identification cards utilizing facial recognition and other biometrics.

We provide customized identification systems under service contracts that have five to seven year terms and several optional annual renewals after the initial contract term. These contracts generally provide for a fixed price for each identification card produced. Contract prices vary depending on, among other things, design and integration complexities, the nature and number of workstations and sites, the projected number of cards to be produced, the size of the database, the level of post-installation support and the competitive environment. We retain ownership of the system equipment and must remove it at the end of the contract term.

Facial Recognition Segment

Our facial recognition segment accounted for approximately 2.1%, 9.6% and 15.3% of our revenues in the years ended December 31, 2000, 2001 and 2002, respectively. Approximately 12% of our facial recognition revenues in 2002 were derived from casino surveillance applications; the remaining 88% were derived from applications designed to deter criminal and terrorist activities, including government research and development contracts. For the nine-month periods ended September 29, 2002 and September 28, 2003, our facial recognition segment accounted for approximately 14.5%, and 16.9%, respectively, of our revenues after adjusting the 2002 results on a pro forma basis for the impact of accounting changes.

Within our facial recognition segment, our contracts typically provide for the development, customization and installation of facial recognition systems for government agencies, law enforcement agencies and businesses. These contracts are generally fixed price, and include milestones and acceptance criteria for the various deliverables under the contract. Contract prices vary depending on, among other things, design and integration complexities, the nature and number of workstations and sites, the size of the database, the level of post-installation support and the competitive environment. In certain cases, we provide licenses of off-the-shelf versions of our facial recognition software on a per user basis.

Acquisitions

On January 10, 2002, we acquired the assets of Lau Security Systems, a division of Lau, including all of its intellectual property, contracts and distribution channels. The intellectual property acquired from Lau included, among other things:

•	twenty-four U.S. or foreign patent grants or applications for inventions relating to facial recognition technologies or the production of identification cards;

•	the patent acquired by Lau from Daozeng Lu and Simon Lu for verifying the identity of an individual using identification parameters carried on an escort memory; and

•	numerous invention disclosures that are being considered for patent application.

The transaction also included an exclusive license of Lau’s rights to use the patented facial recognition technology it licensed from MIT for use in the federal access control field. As a result of this transaction, certain obligations on the part of Viisage to license intellectual property to Lau were terminated. We agreed to pay Lau a royalty of 3.1% of the facial recognition revenues over twelve and a half years, up to a maximum of $27.5 million and assume specified liabilities related to the acquired business. As the transaction was between related parties, the assets have been recorded based on a historical cost basis. The estimated excess of the assets acquired over liabilities assumed has been recorded as additional paid in capital. The royalty payments are recorded as an expense as they are incurred and not added to the purchase price, as the royalty contains no minimum amount.

Since the majority stockholder of Lau is the spouse of Viisage’s Chairman of the Board, Viisage’s independent directors participated in the negotiations with Lau and approved the transaction. The Board also received an opinion from Windsor that the consideration paid by Viisage in the transaction was fair, from a financial point of view, to Viisage and the holders of its common stock.

On March 18, 2002, we acquired the capital stock of Biometrica Systems, Inc., or Biometrica, a former licensee and distributor of Viisage’s facial recognition technologies in the casino market for approximately $2.5 million in cash and additional earn-out payments equal to 5% of revenues (as defined) through 2006. Biometrica’s assets included, among other things, intellectual property relating to the BiometriCam, a compact camera with built-in facial recognition software. The acquisition was accounted for as a purchase, and accordingly, the operations of Biometrica are included in the financial statements since the effective date, the close of business on March 18, 2002. The purchase price has been allocated to net assets acquired based on their estimated fair values. We have recorded approximately $240,000 in amortization related to the acquired intangible assets from the date of the acquisition through December 31, 2002. Amortization expense for the nine months ended September 28, 2003 was approximately $255,000.

On June 3, 2002, we acquired all of the intellectual property and related assets of the Miros division of eTrue.com, a facial recognition firm with customer installations across the globe, for approximately $275,000 in cash. In addition to acquiring patented technology, including Miros’ TrueFace® software, we also gained access to an established customer base and new distribution channels.

Impact of Timing of Contract Awards and Contract Performance in Our Secure Identification Segment

Our results of operations are significantly affected by, among other things, the timing of awards and performance on contracts. As a result, our revenues and income may fluctuate from quarter to quarter, and comparisons over longer periods may be more meaningful. Our results of operations are not seasonal since contracts are awarded and performed throughout the year. However, we believe our public sector business is subject to cyclical procurement delays that may be related to election cycles.

Dependence on Significant Customers

We believe for the near future that we will continue to derive a significant portion of our revenues from a limited number of large contracts. For the years ended December 31, secure identification segment customers who accounted for more than 10% of revenues in a given years are as follows:

•	For 2002, two customers accounted for an aggregate of 22%;

•	For 2001, four customers accounted for an aggregate of 49%; and

•	For 2000, four customers accounted for an aggregate of 58%.

No single facial recognition customer accounted for over 10% of total revenue in any one year.

Critical Accounting Policies

We prepare our financial statements in accordance with generally accepted accounting principles in the United States, or US GAAP. Consistent with US GAAP, we have adopted accounting policies that we believe are most appropriate given the facts and circumstances of our business. The application of these policies has a significant impact on our reported results. In addition, some of these policies require management to make estimates. These estimates, which are based on historical experience and analysis of current conditions, have a significant impact on our reported results and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. If actual results differ significantly from these estimates, there could be a material effect on our financial statements.

During the third quarter of 2003, we adopted the provisions of Emerging Issues Task Force 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, or EITF 00-21, on a cumulative basis as of January 1, 2003. EITF 00-21 governs how to identify whether goods or services, or both, that are to be delivered separately in a bundled sales arrangement should be accounted for separately.

Secure Identification Contract Revenue and Cost Recognition

We have determined that our secure identification contracts involve the provision of multiple elements. The first element consists of hardware, system design, implementation, training, consumables management, maintenance and support which is accounted for as equipment and related executory services under lease in accordance with Financial Accounting Standards Board Statement No. 13, or FASB 13. The second element consists of customized software which is accounted for as a long term contract in accordance with AICPA Statement of Position 97-2, Software Revenue Recognition, or SOP 97-2, and Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, or SOP 81-1, on a units of delivery method of measurement.

Costs related to the hardware element of our secure identification contracts are capitalized on the balance sheet and are depreciated over the contract term beginning when the system goes into service. Our secure identification contracts typically require us to customize, design, and install equipment and software at customer locations, as well as perform training, supply consumables, maintain the equipment and provide support services. Nonperformance of training, consumables management, maintenance and support services would prevent us from receiving payment for the costs incurred in the customization, design and installation of the system. EITF 00-21 limits the amount of revenue allocable to the customization, design and installation of the system to the amount that is not contingent upon the production of cards. Revenue on our secure identification contracts under EITF 00-21 is earned based on, and is contingent upon, the production of cards from the system. Due to the contingent performance of card production in our secure identification contracts, we defer revenue recognition for the system design and installation phase of our contracts, including customized software and equipment, until cards are produced.

Costs related to the customized software element of our secure identification contracts are capitalized on the balance sheet during the period in which we are designing and installing the system and are amortized over the contract term beginning when the system goes into service. Costs related to this element of our secure identification contracts incurred after the system is in service are expensed as incurred. Revenue related to this element of our secure identification contracts is recorded as units are produced by the system.

Our secure identification contracts typically provide that the state department of transportation, or similar agency, will pay a fixed price per identification card produced utilizing a system we design, implement and support. Our fixed, per-card pricing includes charges for the use of the system, materials and the data that is stored on the cards. Prices under these contracts vary from contract to contract depending on, among other things:

•	Design and integration complexities;

•	The nature and number of workstations and sites installed;

•	The projected number of cards to be produced;

•	The size of the database;

•	The level of post-installation involvement that will be required of us; and

•	The competitive environment.

Prior to the adoption of EITF 00-21, we recognized revenue and costs associated with our secure identification contracts as a single accounting element using the percentage-of-completion methodology.

Facial Recognition Segment Contract Revenue and Cost Recognition

Within our facial recognition segment, our contracts typically provide for the development, customization and installation of facial recognition systems for government agencies, law enforcement agencies and businesses. These contracts are generally fixed price, and include milestones and acceptance criteria for the various deliverables under the contract. Contract prices vary depending on, among other things, design and integration complexities, the nature and number of workstations and sites, the size of the database, the level of post-installation support and the competitive environment. In certain cases, we provide licenses of off-the-shelf versions of our facial recognition software on a per user basis.

We recognize revenue under these contracts using the percentage-of-completion methodology in accordance with SOP 81-1. We use the percentage-of-completion methodology to account for revenue under these contracts because:

•	a high level of certainty exists regarding expected cash flows from these contracts; and

•	a reliable basis exists for determining the percentage of the contract that will be completed at the end of the accounting period.

We measure the percentage complete as costs are incurred or for contracts based on milestones, revenue is recognized when scheduled performance milestones and customer acceptance criteria have been achieved. These milestones are specific events or deliverables clearly identified in the contract. We recognize revenue based on the total milestone billable to the customer less revenue related to any future maintenance requirements. Billings occur under these contracts when the milestone is delivered and accepted by the customer. These milestones can include customized systems, installation and services as defined by the contract.

We record costs and estimated earnings in excess of billings under these contracts as current assets. We record billings in excess of costs and estimated earnings and accrued contract costs as current liabilities.

Revenue related to software licenses of off-the-shelf facial recognition software is recognized in accordance with SOP 97-2 for these software licenses we recognize revenue when:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the sales price is fixed and determinable;

•	collection is probable; and

•	there are no post delivery obligations.

We adopted EITF 00-21 on a cumulative basis as of January 1, 2003. Based on our evaluation of facial recognition contracts and the application of the new guidance, the adoption of EITF 00-21 did not have an impact on the accounting for revenue from facial recognition systems under long-term contracts.

Results of Operations

Nine months ended September 28, 2003 and September 29, 2002

Our business involves two related segments: secure identification and facial recognition. Revenues from our secure identification segment are derived principally from multi-year contracts for systems design and implementation, card production and related services. Revenues from our facial recognition segment are derived principally from sales to law enforcement agencies, the federal government, and the gaming industry. Revenues for the first nine months of 2003 increased 18.6% from approximately $22.8 million for the first nine months of

2002 to approximately $27.1 million for the first nine months of 2003 after adjusting the 2002 results on a pro forma basis for the impact of accounting changes. The increase in revenues of approximately $4.3 million for the first nine months of 2003 derives from increases of approximately $3.0 million, or 15.3%, in the secure identification segment and $1.3 million, or 37.9%, in the facial recognition segment related to the inclusion of a full year of Pinellas County revenue signed in October 2002 as well as facial recognition contracts with the United Arab Emirates for the Dubai International Airport and a contract with Alberta Canada in mid 2003. The increase in the secure identification segment revenue was the result of volume increases in five states for additional revenues of approximately $4.0 million. The largest increases were in Maryland and Mississippi which represented $2.0 million of the increase. This increase was offset by decreases in other states of approximately $1.2 million in total.

Gross margins decreased to 24.8% for the first nine months of 2003 compared to 26.0% for the same period in 2002 after adjusting the 2002 results on a pro forma basis for the impact of accounting changes. The overall decrease in gross margin is attributable to lower margin contracts in the secure identification segment beginning card production during 2003. Margins in our facial recognition segment for the nine-month period ended September 29, 2002 were low in comparison to the margins in that division for the corresponding period in 2003 due to our improved efficiency in delivering facial recognition projects in 2003, as well as margin adjustments on selected projects in 2002. As we enhance our facial recognition solutions and systems, we expect that our internal processes around production and sourcing of hardware coupled with improved efficiency in the delivery of the solution should result in improving margins. We realized some of this efficiency in 2003. Gross margins for our secure identification contracts decreased to 20.1% from 30.8% in the prior nine-month period. This decrease in the secure identification margins is due to the impact of lower margin competitive awards won in 2002. The secure identification business is a highly competitive, bid-based business which results in pricing pressure for those systems. In addition, the price of a secure identification system is dictated by the customer’s specifications for the solution and its functionality. Some of these customer specifications include hardware, customized software, card volume, number and type of security features on the cards, and biometric identification on the cards. All of these inputs are evaluated in our estimate of the cost of the system and ultimately influence the pricing for the system to be delivered. We are also aware of the customer’s budget situation since this affects how much the customer can spend on the system. After all of these factors are considered, we price the contract and determine the gross margin for the system to be delivered. The price and margin fluctuate on a state-by-state basis due to the number of locations, volume of cards, requirements and complexity of the system and competitive environment. Although prices remain fixed for products and services on a contract-by-contract basis, fluctuations in gross margin are attributable to the customer mix, change orders received and contract extensions from quarter to quarter.

Sales and marketing expenses decreased approximately $320,000, from $4.1 million for the first nine months of 2002 to $3.8 million for the first nine months of 2003. As a percentage of revenue, sales and marketing decreased from 18.0% for the first nine months of 2002 to 14.0% for the first nine months of 2003 after adjusting the 2002 results on a pro forma basis for the impact of accounting changes. These decreases are due to a decrease in the level of requests for proposals from state governments within the secure identification segment as a result of delays due to state budgetary constraints. As the volume of proposal activity increases or decreases, we reallocate resources and expenses from other functions with similar skill sets versus increasing or decreasing our sales and marketing headcount and expenses.

Research and development expenses decreased approximately $433,000, from $3.3 million for the first nine months of 2002 to $2.8 million for the first nine months of 2003. As a percentage of revenue, research and development expenses decreased from 14.3% for the first nine months of 2002 to 10.4% for the first nine months of 2003 after adjusting the 2002 results on a pro forma basis for the impact of accounting changes. These decreases are the result of a restructuring and workforce reduction in the fourth quarter of 2002 as well as a decrease in our internal investment in research and development during the third quarter of 2003, as a result of the anticipated impact of research and development benefit that we will receive from ZN.

General and administrative expenses increased by approximately $490,000, from $3.0 million for the first nine months of 2002 to $3.5 million for the first nine months of 2003. However, as a percentage of revenue, general and administrative expenses decreased from 13.0% for the first nine months of 2002 to 12.8% for the first nine months of 2003 after adjusting the 2002 results on a pro forma basis for the impact of accounting changes. These increases in general and administrative expenses are due to the logistical support required to grow our facial recognition business through acquisitions while continuing to meet the financing requirements created by our expanding operations. The increase includes $430,000 for our newly created strategic development department, and $150,000 of expenses related to pursuing new financing opportunities, offset in part by our continued efforts to reduce and control costs.

For the nine months ended September 28, 2003, we realized a net savings of approximately $800,000 as a result of the workforce reduction that was completed in the fourth quarter of 2002. The anticipated savings of approximately $1.6 million for the nine-month period ended September 28, 2003 was offset by the hiring of personnel for an aggregate annual expense of approximately $600,000, and additional expenses associated with additional employee terminations in 2003 of approximately $200,000.

Interest expense, net of approximately $67,000 of interest income, increased approximately $82,000 for the first nine months of 2003 from the first nine months of 2002. This represents a decrease to 2.4% from 2.7% of revenue for the first nine months of each fiscal year. The increase in interest expense reflects the additional debt financing required to fund performance on 2002 contract awards.

No provision for federal income taxes has been made for the nine-month period ended September 28, 2003 and September 29, 2002 due to the net loss in both periods. For the nine-month period ended September 28, 2003, the provision for state income taxes was approximately $63,000. There was no provision for state income taxes for the nine-month period ended September 29, 2002.

For the nine-months ended September 28, 2003, we incurred a non-cash charge of $12.1 million representing the cumulative effect of a change in accounting principle related to our adoption of EITF 00-21 on a cumulative basis as of January 1, 2003.

Year ended December 31, 2002 and 2001

Revenue increased to $32.3 million in 2002 from $26.3 million in 2001. Revenues in the secure identification segment increased by $4.6 million, or 20.2%, as a result of winning new drivers license contracts. Revenues in the facial recognition segment increased by $1.4 million, or 40%, due to revenues generated from acquisitions and the continued growth of the facial recognition business. The combined facial recognition revenue from the two segments increased by $2.4 million, or 58.7%, from $4.0 million in 2001 to $6.4 million in 2002. After adjusting the 2002 and 2001 results on a pro forma basis for the impact of accounting changes, revenue increased to $31.3 million in 2002 from $28.2 million in 2001. Revenues in the secure identification segment increased by $1.7 million, or 6.8% as a result of increased card volumes from recently implemented drivers license contracts beginning card production in 2002. Revenues in the facial recognition segment increased by $1.4 million, or 40%, due to revenues generated from acquisitions and the continued growth of the facial recognition business.

Gross margins decreased to 21.9% in 2002 from 25.4% in 2001. The decline in gross margin reflects a change in product mix and contracts that included product development as well as delays in contract awards expected in the facial recognition segment. This is evidenced by the improvement in gross margins from the 1st quarter of 2002 of 20.5% to 29.3% in the 4th quarter of 2002. In 2002, new contracts in the secure identification segment accounted for 29.4% of our revenue and had a combined gross margin of 37.6%. In 2001, new contracts accounted for 16.6% of our revenue and had a combined gross margin of 13.7%. The gross margin excluding new contracts would have been 17.1% for 2002, as compared to 24.9% in 2001. After adjusting the 2002 and 2001 results on a pro forma basis for the impact of accounting changes, gross margins decreased to 17.3% in 2002 from 27.4% in 2001. The decline in gross margin reflects a change in product mix reducing the percentage of revenue recognized on secure identification contracts and included a higher percentage of facial recognition contracts that yielded lower margins in 2002. The facial recognition segment in total averaged margins of 15.0% in 2002 compared to 40% in 2001.

Sales and marketing expenses increased by approximately $4.6 million in 2002 from 2001. This represents an increase to 16.6% from 3.1% of revenue. The increase is due to our investment in pursuing facial recognition opportunities following the events of September 11, 2001 and the pursuit of significant opportunities in the secure identification marketplace. Our expenses resulted from our increased presence and sponsorship at security related trade shows, additional resource allocation to pursue opportunities in the federal government sector and an increase in sales and marketing personnel. The expenses associated with these activities included $1.7 million of compensation expenses for new hires, $1.4 million for the reallocation of resources for sales support, $1.0 million associated with lobbyists and marketing consultants and an increase of $0.4 million in travel expenses to support lobbying and marketing activities. The result of this investment can be seen in the increase to our revenue, backlog, and customer base. We expect to continue this investment in sales and marketing.

Research and development expenses increased by approximately $2.4 million in 2002 from 2001. This represents an increase to 13.8% from 7.8% of revenue. The increase is due to our continued investment in facial recognition technologies and new product development. This included enhancing existing products with the intellectual property that was acquired through the recent acquisitions. Our expenses included $1.9 million of compensation expenses for new hires, $0.4 million for outside research consultants and $0.1 million for additional leased office space for new hires. We expect to continue to invest in product development.

General and administrative expenses increased by approximately $2.6 million in 2002 from 2001. This represents an increase to 15.7% from 9.5% of revenue. This increase was due to additional rental costs of approximately $0.9 million arising from additional leased office space and an increased rental rate on previously occupied space, $1.2 million in compensation expenses including placement fees for new hires, $0.1 million for outside consultants and a write-down of a contract receivable of $0.4 million. As a result of the acquisitions in 2002, and to facilitate the growth of the business, we also increased investment in infrastructure and personnel.

We incurred a one-time restructuring charge of $824,000 in the fourth quarter of 2002. This consisted of approximately $248,000 associated with a workforce reduction of 21 individuals, or approximately 16% of the employee base. In addition, we took a charge for non-cancelable lease costs and capital equipment of approximately $420,000 and $156,000 respectively. Annualized savings associated with the workforce reduction are expected to total approximately $2.2 million.

Interest expense decreased approximately $335,000 in 2002 from 2001. This represents a decrease to 2.8% from 4.6% of revenue. This decrease reflects the impact of our continuing efforts to reduce our overall debt and related interest expense, as well as the ability to pay down a $4,000,000 operating line of credit with the proceeds of the $25 million private placement of common stock in December 2001.

We did not record any tax for fiscal years 2002 and 2001 due to the net loss in each year.

Year ended December 31, 2001 and 2000

Revenues are derived principally from multi-year contracts for system implementation, card production and related services. Revenue decreased to $26.3 million in 2001 from $27.5 million in 2000. The 4.4% decrease in revenue between the two years was the result of customer delays in system rollouts in the states of Pennsylvania and Maryland. These delays were caused by system configuration and system deployment issues within the states, which created delays in our procurement of system assets to be installed at the individual registry sites. As a result of the delays, costs were deferred until the issues were resolved. Revenue is recognized on a percent complete basis on costs and therefore revenues were negatively impacted. After adjusting the 2001 and 2000 results on a pro forma basis for the impact of the accounting changes, revenue increased to $28.2 million in 2001 from $27.3 million in 2000. The 3.3% increase in revenue between the two years was the result of an increase in revenue in our facial recognition segment of approximately $3.0 million. This increase in revenue was the result of two contracts awarded for facial recognition systems.

Gross margins increased to 25.4% in 2001 from 23.3% in 2000. The increase in gross margins between the two years is due principally to the positive impact of new business with higher margins in the facial recognition segment and the positive effect of contract extensions on the overall revenue mix in 2001. In 2001, new contracts accounted for 16.6% of our revenue and had a combined gross margin of 13.7%. The overall improvement to gross margin was the result of contract extensions in the secure identification segment. These extensions added 2.0% to the gross margin in 2001. In 2000, new contracts accounted for 36.9% of the revenue and had a combined gross margin of 32.0%. The gross margin excluding new contracts would have been 24.9% for 2001, as compared to 18.4% in 2000. After adjusting the 2001 and 2000 results on a pro forma basis for the impact of the accounting changes, gross margins increased to 27.4% in 2001 from 15.9% in 2000. The increase in gross margins between the two years is due principally to the positive impact of new business with higher margins in the facial recognition segment and the positive effect of contract extensions on the overall revenue mix in 2001.

Sales and marketing expenses increased by 2.8% or $0.02 million in 2001 from 2000. The increase is due to our continuing efforts in marketing our patented biometric solutions as we continue to increase our distribution and marketing capabilities for our facial recognition solutions by adding and certifying new system integrators and reseller partners. This allows us to control our costs while increasing our marketing capabilities.

Research and development expenses increased by 198.5% or $1.4 million in 2001 from 2000. This represents an increase to 7.8% from 2.5% of revenue. The increase is due to our continued investment in biometrics. Research and development costs include $1.1 million of additional labor costs and expenses for software development to be later customized for customer delivery. These product enhancements are related to both the facial recognition segment and the secure identification segment. Research and development costs do not reflect the benefits to us under license arrangements from the research and development efforts of Lau and the Massachusetts Institute of Technology for projects that are not directly related to us.

General and administrative expenses remained relatively unchanged between 2001 and 2000. This represents an increase to 9.5% from 9.0% of revenue. The increase as a percentage of revenue is due to the slight decrease in business volume and resulting revenues from 2000 to 2001.

We incurred fourth quarter one-time expenses of $1.6 million related to costs incurred in our attempt to purchase Polaroid Corporation’s Identification Systems Business in the fourth quarter of 2001. These expenses related to legal and professional activities for due diligence as well as financing break up fees associated with this unsuccessful acquisition.

Interest expense decreased $0.4 million in 2001 from 2000. This represents a decrease to 4.6% from 5.9% of revenue. This decrease reflects a reduction in borrowings during 2001.

We did not record any tax for the fiscal year 2001 due to the net loss for the year. For the fiscal year 2000, no tax was incurred due to the availability of tax loss carry forwards.

Liquidity and Capital Resources

Cash and cash equivalents were approximately $11.4 million at September 28, 2003, which consisted entirely of cash. This amount excludes approximately $5.1 million, which is restricted under our term loan agreements and project financing. Cash and cash equivalents at December 31, 2002 were approximately $2.2 million, which consisted entirely of cash. This number excludes approximately $7.4 million, which was restricted under our term loan agreements and project financing.

In the nine-month period ended September 28, 2003, cash provided by operating activities was approximately $2.9 million, after the impact of the cumulative effect of the change in accounting principle, which stems from our net loss of approximately $16.3 million, offset by non-cash charges for depreciation and amortization of approximately $5.3 million, the non cash charge for the change in accounting principle of $12.1 million, and cash provided by the net change in operating assets and liabilities of approximately $1.8 million.

Accounts receivable increased approximately 9.0% from approximately $7.4 million at December 31, 2002 to approximately $8.0 million at September 28, 2003 due to the timing of billings.

Costs and estimated earnings in excess of billings decreased from $5.5 million at January 1, 2003 to $4.5 million at September 28, 2003. This decrease primarily related to an increase of amounts billed on our milestone payment contracts.

Accounts payable and accrued expenses increased approximately 34.6% from $5.8 million at January 1, 2003 to $7.8 million at September 28, 2003 due to the timing of payables.

In May 2003 we entered into a loan agreement with Lau which provided for four term notes aggregating $7.3 million, but not to exceed an outstanding principal balance of $7.0 million at any time. Two of these term notes, in the amounts of approximately $1.6 million and $287,000, replaced existing system finance lease obligations we had with a commercial leasing organization. These finance lease obligations were paid in full with the proceeds of the two new term notes. The remaining two new term notes, totaling $3.0 million and $2.5 million, are additional financing related to two new state contracts. All four new term notes bear interest at a rate of 8.5%. We believe that the terms of this loan agreement are the same as the terms that would have been provided to us by an unaffiliated lender. In particular, the financial covenants under this loan agreement are the same as the financial covenants under our loan agreement with our primary bank lender. We will draw funding on these notes as needed to meet our obligations for equipment purchases on the related state contracts. As of September 28, 2003, we had approximately $4.6 million outstanding under this loan agreement, leaving approximately $2.4 million available for future needs.

In May 2003, we entered into a new loan agreement with Commerce Bank and Trust Company that superceded the original loan agreement for our existing term loans. The following table lists the approximate term note information for the bank and Lau as of the dates indicated (in thousands):

Lender	Original Loan Amount	Monthly Payment Provisions	Date of Loan	Due Date of Loan	Interest Rate	Outstanding Principal Balance December 31, 2001	Outstanding Principal Balance December 31, 2002	Outstanding Principal Balance September 28, 2003
1	$4,000	$84	02/07/2001	06/20/2006	8.00%	$3,769	$3,044	$2,462
1	3,200	72	09/11/2001	03/11/2006	6.25%	3,200	2,522	1,985
1	1,800	34	12/12/2002	12/31/2007	5.25%	—	1,800	1,560
1	1,500	27	12/12/2002	04/24/2008	5.25%	—	1,500	1,317
1	1,200	24	12/12/2002	06/24/2007	5.25%	—	1,200	1,023
2	2,040	53	05/30/2003	06/30/2009	8.50%	—	—	1,915
2	1,227	51	05/30/2003	05/30/2008	8.50%	—	—	1,227
2	1,562	64	05/30/2003	08/30/2005	8.50%	—	—	1,345
2	287	42	05/30/2003	12/30/2003	8.50%	—	—	125

Total	$16,816	$451				$6,969	$10,066	$12,959

1. Commerce Bank & Trust Company

2. Lau Technologies

In accordance with the new loan agreements, all of our term notes are collateralized by certain of our assets and the related contract assets. We are required to maintain the following financial covenants:

•	in every fiscal year after January 1, 2003, our secure identification segment must have positive net income, excluding income taxes;

•	in at least three quarters of each of our fiscal years after January 1, 2003, our secure identification segment must have positive net income, excluding income taxes; if the secure identification segment has a net loss, that net loss may not exceed $200,000;

•	our net loss for the last three fiscal quarters of 2003, excluding income taxes, may not exceed $2,000,000, $2,000,000 and $1,500,000, respectively;

•	our net loss for the first three fiscal quarters of 2004, excluding income taxes, may not exceed $1,500,000, $1,000,000 and $500,000, respectively;

•	our net income for the last fiscal quarter of 2004 must be at least $100,000, excluding income taxes;

•	we must have positive net income, excluding income taxes, beginning with the year ending December 31, 2005 and continuing for each year thereafter;

•	we must have tangible net worth (as defined in the loan agreements) of at least $30 million at the end of each fiscal quarter beginning with the second fiscal quarter of 2003;

•	the ratio of our indebtedness (as defined in the loan agreements) to our tangible net worth (as defined) must not exceed 2.5 to 1;

•	at the end of each fiscal quarter, the ratio of our secure identification segment’s operating cash flow (as defined in the loan agreements) for the four most recent fiscal quarters to our debt service liability (as defined in the loan agreements) shall be at least 1.25 to 1; and

•	our capital expenditures in any fiscal year cannot exceed $1,500,000, and no single capital expenditure can exceed $250,000 without the lender’s prior written approval.

Additionally, in accordance with the new agreement, we must maintain $5.1 million of cash on deposit with Commerce Bank and Trust Company. This amount is recorded as restricted cash in long-term assets.

In April 2003 we entered into an arrangement for approximately $1.5 million of equipment financing with three of our suppliers. These project lease arrangements are accounted for as capital leases. There are no financial covenants associated with these leasing arrangements. As of September 28, 2003 we have utilized $1.1 million under these arrangements. The interest rates are between 6% and 8% and are fixed. The terms of these leases range from 12 months to 60 months.

We also have one capital lease arrangement under which we are also required to maintain the same financial ratios and minimum levels of tangible net worth as set forth in our primary loan agreements. Pursuant to this arrangement, the lessor purchases certain of our digital identification systems and leases them back to us for deployment with identified and contracted customers approved by the lessor. The lessor retains title to the systems and receives an assignment of our rights under the related customer contracts, including rights to use the software and technology underlying the related systems. Under these arrangements, the lessor bears the credit risk associated with payments by our customers, but we bear performance and appropriation risk and are generally required to repurchase a system in the event of a termination by a customer for any reason, except credit default. At September 28, 2003, we had approximately $1.2 million outstanding under this arrangement.

We were in compliance with all debt covenants as of September 28, 2003. While we believe that we will remain in compliance with all debt covenants, we are evaluating whether our adoption of EITF 00-21 will affect our ability to comply with these covenants in future periods, and will discuss modifications to the covenants with our lenders if necessary. Compliance with such covenants also is dependent on achieving our business plan. If we do not remain in compliance with such covenants, the banks and the lessors could require immediate repayment of outstanding amounts. At September 28, 2003, there was approximately $14.2 million outstanding under these credit facilities.

On September 8, 2003, we sold an aggregate of 3,517,503 shares of our common stock, at a purchase price of $3.775 per share, in a private sale to institutional investors. The gross proceeds were approximately $13.3 million before investment fees and related expenses of approximately $1.0 million. In addition, the purchasers in this transaction have agreed to purchase an additional 456,007 shares of our common stock at $3.775 per share following, and subject to, the closing of the acquisition. The net proceeds of these sales will enable us to meet our 2003 plan and to fund our ongoing operations through 2004. New contract awards may require us to seek additional financing depending on the timing, size and length of the contracts awarded. Our ability to meet our business forecast is dependent on a number of factors, including those described in the section of this proxy statement entitled “Risk Factors,” beginning on page 19. Our cash liquidity is not immediately impacted, either positively or negatively, by changes to net income (loss) due to timing differences between revenue recognition and cash payments on long term contracts.

Contractual Obligations

The following table sets forth our contractual obligations as of September 28, 2003 (in thousands):

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long Term Debt Obligations	$12,959	$4,258	$7,165	$1,536	$—
Capital Lease Obligations	2,065	1,830	147	88	—
Operating Lease Obligations	846	800	46	—	—

Contingent Obligations

Our principal contractual commitments involve payments under capital leases, term notes and operating leases.

Inflation

Although some of our expenses increase with general inflation in the economy, inflation has not had a material impact on our financial results to date.

Recent Events

On July 31, 2003 the superior court for Fulton County, Georgia issued a preliminary injunction prohibiting Georgia’s Department of Motor Vehicle Safety from continuing to work with us to install a new drivers’ license system for the State of Georgia. This injunction is the result of a law suit filed in March 2003 by one of our competitors, Digimarc Corporation. The suit claims that the Department of Motor Vehicle Safety did not comply with its own bid process when selecting a vendor for the digital drivers’ license program. The merits of Digimarc Corporation’s claims against the Department of Motor Vehicle Safety are to be addressed in further court proceedings. The Department of Motor Vehicle Safety has confirmed that our contract with them remains in place. However, if the lawsuit is successful and we lose the contract, we could lose up to $19.7 million in revenue that we expected to recognize over the next five and one-half years. In addition, although we expect that the Department of Motor Vehicle Safety would be required to reimburse us for our costs incurred under the contract, if we are unable to obtain reimbursement of those costs, we could be required to recognize a loss of up to approximately $5 million on the Georgia contract.

On September 8, 2003, we sold an aggregate of 3,517,503 shares of our common stock to at $3.775 per share, resulting in gross proceeds of approximately $13.3 million. Our net proceeds were approximately $12.3 million. The shares were sold to funds managed by J. & W. Seligman & Co. Incorporated, or Seligman, and other institutional and accredited investors in a transaction exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D thereunder. The securities purchase agreement signed by Seligman includes a binding commitment for Seligman to purchase an additional 456,007 shares of our common stock at $3.775 per share immediately after, and subject to, the closing of the ZN acquisition. We have agreed to file with the SEC a registration statement covering the resale of the shares no later than October 8, 2003, and to use our commercially reasonable efforts to have the registration statement declared effective by the SEC no later than December 7, 2003. For every 15 day period after December 7, 2003 that the registration statement has not been declared effective, we will be required to pay a penalty to the investors equal to 1.5% of the aggregate proceeds from the private placement. At our option, the penalty may be paid in cash or in shares of our common stock. If we elect to pay the penalty in shares of common stock, those shares will be valued at $2.69 per share. In connection with this transaction, each of the ZN shareholders other than ZN MABG agreed not to sell the shares of our common stock that will be issued to them in the ZN acquisition for periods ranging from 60 to 180 days. In addition, we agreed to repurchase shares of common stock from the four ZN management shareholders in certain circumstances. For more information about this arrangement, see the section of this proxy statement entitled “The Securities Purchase Agreement – Registration Rights and Re-Sales of Viisage Common Stock by the ZN Shareholders” on page 49.

On December 17, 2003, the U.S. Department of Justice issued an indictment against former Governor of Illinois George Ryan and an updated indictment against former lobbyist Lawrence E. Warner on bribery and related federal racketeering charges. The indictment against Mr. Ryan alleges that he accepted bribes, awarded state contracts and leases to friends and family members, and lied to federal agents. The indictment against Mr. Warner alleges that he paid bribes and provided other benefits to Mr. Ryan and Mr. Ryan’s friends, family and associates; used his influence to obtain contracts for associates and clients; and committed extortion. We had a formal consultative relationship with Mr. Warner’s firm, National Consulting Company, from 1997 to 2002 to assist us in understanding the business needs of the State of Illinois, and we paid National Consulting Company fees of approximately $800,000. Upon learning of the initial indictment of Mr. Warner in 2002, we immediately terminated our contract and relationship with National Consulting Company and Mr. Warner. Since the time of Mr. Warner’s initial indictment, we have actively complied with all requests on behalf of the authorities during the investigation of Mr. Warner, and there has been no assertion of any impropriety on our part. We have a contract with the State of Illinois to provide the state’s drivers’ license system as well as a facial recognition system.

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30. Applying the provisions of Opinion No. 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual and infrequent and meet the criteria for classification as an extraordinary item. SFAS No. 145 is effective beginning January 1, 2003. The adoption of SFAS No. 145 did not have a material impact on our financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. This standard is applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a significant impact on our financial position or results of operations. We initiated and executed a restructuring plan in the fourth quarter of 2002 and, accordingly, recorded a restructuring charge in the fourth quarter of 2002 (see Note 12 of notes to consolidated financial statements).

In November 2002, the FASB issued Financial Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). The interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on our financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (FAS 148), which (i) amends FAS Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation (ii) amends the disclosure provisions of FAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation and (iii) amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. Items (ii) and (iii) of the new requirements in FAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. We have adopted the increased disclosure requirements of FAS 148(ii) for the fiscal year ended December 31, 2002. We will continue to use the intrinsic value method of accounting for stock-based employee compensation.

In January 2003, the FASB issued Financial Interpretation No. 46, “Consolidation of Various Interest Entities” (FIN 46), which requires the consolidation of certain interest entities. FIN 46 is applicable to financial statements issued after 2002. There are no entities that will be consolidated with the Company’s financial statements as a result of FIN 46.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and hedging relations designated after June 30, 2003, except for those provisions of SFAS No. 149 which relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003. For those issues, the provisions that are currently in effect should continue to be applied in accordance with their respective effective dates. In addition, certain provisions of SFAS No. 149, which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on our financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability. SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, which are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 is not expected to have a material effect on our financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Matters

None.

Quantitative and Qualitative Disclosures about Market Risk

We have no material exposure to market risk that could affect our future results of operations and financial condition.

Item 9.    Regulation FD Disclosure.

On December 30, 2003, the registrant issued a press release regarding its adoption of Emerging Issues Task Force 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, or EITF 00-21, retroactive to January 1, 2003, including detailed historical revenue and earnings data. The registrant also has posted on its website a basic tutorial on EITF 00-21 and its impact on the registrant’s balance sheet as of January 1, 2003. The press release and tutorial are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIISAGE TECHNOLOGY, INC.

Date: December 30, 2003	By:	/s/ WILLIAM K. AULET
William K. Aulet Senior Vice President and Chief Financial Officer

FINANCIAL STATEMENTS OF VIISAGE

Page
Report of Independent Certified Public Accountants	F-2

Consolidated Balance Sheets as of December 31, 2001, 2002 and September 28, 2003	F-3

Consolidated Statements of Operations for the years ended December 31, 2000, 2001 and 2002 and for the nine month periods ended September 29, 2002 and September 28, 2003	F-4

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2000, 2001 and 2002 and for the nine month period ended September 28, 2003	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002 and for the nine month periods ended September 29, 2002 and September 28, 2003	F-6

Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Viisage Technology, Inc.:

We have audited the accompanying consolidated balance sheets of Viisage Technology, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viisage Technology, Inc. and subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/    BDO SEIDMAN, LLP

Boston, Massachusetts

February 13, 2003,

except for Note 15(a),

which is as of March 28, 2003

VIISAGE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	December 31,		September 28, 2003
	2001	2002
Assets			(unaudited)
Current Assets:
Cash and cash equivalents	$20,662	$2,212	$11,423
Restricted cash	—	1,241	—
Accounts receivable	4,821	7,360	8,026
Costs and estimated earnings in excess of billings	23,331	23,372	4,496
Other current assets	302	339	1,136

Total current assets	49,116	34,524	25,081
Property and equipment, net	18,178	16,629	23,104
Intangible assets, net	42	3,147	2,892
Restricted cash	—	6,163	5,120
Other assets	327	726	2,082

	$67,663	$61,189	$58,279

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$6,724	$7,017	$7,738
Current portion of project financing	4,277	5,263	6,088

Total current liabilities	11,001	12,280	13,826
Obligations under project financing	10,368	9,845	8,936

Total liabilities	21,369	22,125	22,762

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 45,000,000 shares authorized; 19,656,142, 20,250,817 and 23,889,408 shares issued and outstanding at December 31, 2001, 2002 and September 28, 2003, respectively	20	20	24
Additional paid-in capital	61,161	63,461	76,171
Accumulated deficit	(14,887)	(24,417)	(40,678)

Total shareholders’ equity	46,294	39,064	35,517

	$67,663	$61,189	$58,279

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Years Ended December 31,			Nine Months Ended
	2000	2001	2002	September 29, 2002	September 28, 2003
				(unaudited)
Revenues	$27,539	$26,280	$32,302	$23,546	$27,053
Cost of revenues	21,136	19,602	25,239	19,052	20,344

Gross margin	6,403	6,678	7,063	4,494	6,709

Operating Expenses:
Sales and marketing	787	809	5,368	4,106	3,786
Research and development	688	2,054	4,457	3,261	2,828
General and administrative	2,489	2,500	5,069	2,964	3,454
Acquisition expenses	—	1,639	—	—	—
Restructuring charges	—	—	824	—	—

Total operating expenses	3,964	7,002	15,718	10,331	10,068

Operating income (loss)	2,439	(324)	(8,655)	(5,837)	(3,359)

Interest income (expense), net:
Interest income	31	31	196	169	67
Interest expense	(1,668)	(1,241)	(1,071)	(813)	(793)

Interest expense, net	(1,637)	(1,210)	(875)	(644)	(726)
Other income	—	—	—	—	18

Income (loss) before income taxes and cumulative effect of change in accounting principle	802	(1,534)	(9,530)	(6,481)	(4,067)
Provision for income taxes	—	—	—	—	(63)

Income (loss) before cumulative effect of change in accounting principle	802	(1,534)	(9,530)	(6,481)	(4,130)
Cumulative effect of change in accounting principle	—	—	—	—	(12,131)

Net income (loss)	802	(1,534)	(9,530)	(6,481)	(16,261)
Preferred stock dividends	(327)	(5)	—	—	—

Income (loss) applicable to common shareholders before cumulative effect	475	(1,539)	(9,530)	(6,481)	(16,261)
Cumulative effect of change in accounting principle	(277)	—	—	—	—

Net income (loss) applicable to common shareholders	$198	$(1,539)	$(9,530)	$(6,481)	$(16,261)

Basic income (loss) per share before cumulative effect	$0.05	$(0.09)	$(0.48)	$(0.32)	$(0.20)

Basic income (loss) per share applicable to common shareholders	$0.02	$(0.09)	$(0.48)	$(0.32)	$(0.79)

Weighted average basic common shares outstanding	10,460	16,265	20,046	19,981	20,711

Diluted income (loss) per share before cumulative effect	$0.03	$(0.09)	$(0.48)	$(0.32)	$(0.20)

Diluted income (loss) per share applicable to common shareholders	$0.01	$(0.09)	$(0.48)	$(0.32)	$(0.79)

Weighted average dilutive common shares outstanding	14,504	16,265	20,046	19,981	20,711

Pro forma operating results (for application of EITF 00-21):
Net loss	$(1,269)	$(494)	$(11,176)	$(5,033)	$(4,130)

Basic and diluted loss per share of common stock	$(0.18)	$(0.03)	$(0.56)	$(0.25)	$(0.20)

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands)

	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance, December 31, 1999	$ 9	$2,782	$26,545	$(13,546)	$15,790
Exercise of employee stock options	—	—	193	—	193
Common stock issued for services	—	—	85	—	85
Common stock issued under employee stock purchase plan	—	—	57	—	57
Exercise of warrants	—	—	115	—	115
Private placement of common stock, net of expenses	1	—	3,686	—	3,687
Amortization of beneficial conversion feature of preferred stock	—	218	—	(218)	—
Conversion of preferred stock and accrued dividends	1	(1,980)	2,087	—	108
Cumulative effect of change in accounting principle	—	—	277	(277)	—
Preferred stock dividends	—	—	—	(109)	(109)
Net income	—	—	—	802	802

Balance, December 31, 2000	11	1,020	33,045	(13,348)	20,728
Warrants issued for services	—	—	994	—	994
Exercise of employee stock options	1	—	1,085	—	1,086
Common stock issued for services	—	—	297	—	297
Common stock issued under employee stock purchase plan	—	—	51	—	51
Exercise of warrants	3	—	764	—	767
Conversion of debt and accrued interest	1	—	1,067	—	1,068
Private placement of common stock, net of expenses	2	—	22,750	—	22,752
Conversion of preferred stock and accrued dividends	2	(1,020)	1,108	—	90
Preferred stock dividends	—	—	—	(5)	(5)
Net loss	—	—	—	(1,534)	(1,534)

Balance, December 31, 2001	20	—	61,161	(14,887)	46,294
Exercise of employee stock options and warrants	—	—	974	—	974
Common stock issued for services	—	—	699	—	699
Common stock issued under employee stock purchase plan	—	—	51	—	51
Contributed capital from Lau acquisition	—	—	576	—	576
Net loss	—	—	—	(9,530)	(9,530)

Balance, December 31, 2002	20	—	63,461	(24,417)	39,064
Exercise of employee stock options	—	—	72	—	72
Common stock issued for services	—	—	300	—	300
Common stock issued under employee stock purchase plan	—	—	26	—	26
Private placement of common stock, net of expenses	4		12,312		12,316
Net loss	—	—	—	(16,261)	(16,261)

Balance, September 28, 2003 (unaudited)	$24	$—	$76,171	$(40,678)	$35,517

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	December 31,			Nine Months Ended
	2000	2001	2002	September 29, 2002	September 28, 2003
				(unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$802	$(1,534)	$(9,530)	$(6,481)	$(16,261)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,794	4,511	7,197	4,702	5,288
Gain on sale of equipment	—	—	—	—	(18)
Value of warrants issued for services	—	994	—	—	—
Expenses paid in common stock	85	297	380	275	210
Impact of cumulative effect of change in accounting principle	—	—	—	—	12,131
Loss on disposal of fixed assets	—	—	132	—	—
Loss on disposal of intangible assets	—	—	75	—	—
Change in operating assets and liabilities, net of effects of acquisitions in 2002:
Accounts receivable	(41)	(1,516)	(2,022)	(1,432)	(666)
Costs and estimated earnings in excess of billings	(4,122)	3,007	289	(2,146)	956
Other current assets	196	299	(38)	(604)	(707)
Accounts payable and accrued expenses	3,710	(3,773)	406	(1,583)	1,988

Net cash provided by (used for) operating activities	3,424	2,285	(3,111)	(7,269)	2,921

Cash Flows from Investing Activities:
Purchase of equipment converted to project financing	—	(7,946)	—	—	—
Restricted cash	—	—	(7,404)	—	2,284
Purchase of system assets	(100)	—	—	—	—
Cash paid for acquisitions	—	—	(2,822)	(2,747)	(1,054)
Additions to property and equipment	(62)	(54)	(5,702)	(1,157)	(5,792)
Proceeds from sale of equipment	—	—	—	—	35
(Increase) decrease in other assets	301	(29)	(899)	(501)	(443)

Net cash provided (used for) by investing activities	139	(8,029)	(16,827)	(4,405)	(4,970)

Cash Flows from Financing Activities:
Net revolving credit repayments	(3,985)	(2,515)	—	—	—
Net proceeds from project financing	—	7,946	4,500	—	2,781
Principal payments on project financing	(4,070)	(4,000)	(4,037)	(3,201)	(3,935)
Net proceeds from issuance of common stock	4,051	24,975	1,025	929	12,414

Net cash provided by (used for) by financing activities	(4,004)	26,406	1,488	(2,272)	11,260

Net increase (decrease) in cash and cash equivalents	(441)	20,662	(18,450)	(13,946)	9,211
Cash and cash equivalents, beginning of period	441	—	20,662	20,662	2,212

Cash and cash equivalents, end of period	$—	$20,662	$2,212	$6,716	$11,423

Supplemental Cash Flow Information:
Cash paid during the period for interest	$1,529	$1,161	$944	$742	$743
Non-cash Transactions:
Conversion of convertible debt and accrued interest to common stock	$—	$1,068	$—	$—	$—
Conversion of preferred stock and accrued dividends to common stock	$2,087	$1,110	$—	$—	$—
Equipment purchased under capital leases	$—	$—	$—	$—	$1,070
Directors fees paid in common stock	$85	$297	$380	$275	$210
Assets contributed from Lau Acquisition Corp.	$—	$—	$576	$—	$—
Value of warrants issued for service	$—	$994	$—	$—	$—
Common stock issued for private placement costs	$—	$—	$319	$—	$—
Services paid in common stock	$—	$—	$—	$320	$—
Net assets acquired from Lau Technologies	$—	$—	$—	$1,316	$—

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

1.    DESCRIPTION OF BUSINESS

We are a leading provider of advanced technology solutions for identity verification. We focus on identification solutions that improve personal convenience and security, deter fraud, and reduce identification program costs. We combine our systems integration and software design capabilities with our proprietary software and hardware products and other industry standard products to create complete customized solutions. These turnkey solutions integrate image and data capture, create relational databases, incorporate multiple biometrics and improve our customers’ ability to move and manage information. Applications can include driver’s licenses, voter registration, national ID’s, law enforcement, social services, access control and PC network and internet access security. Our primary customers have been government agencies with particular penetration in Departments of Motor Vehicles.

Our patented facial-recognition technology is focused on three major product application areas.

•	FaceEXPLORER™, our technology for image retrieval and analysis. FaceEXPLORER™ is specifically designed for high performance in real-time and large-database applications, and is deployed in the world’s largest facial-recognition application with a database of more than 14.5 million enrolled images and is growing by 15,000 new images per day.

•	FacePASS™ for physical access control and keyless entry; and

•	FaceFINDER™ for surveillance and identification.

We were incorporated in Delaware on May 23, 1996 as part of the planned reorganization of Lau Acquisition Corp., or Lau. On November 6, 1996, Lau completed the transfer of substantially all of the assets, liabilities and operations of its Viisage Technology division to us in exchange for 5,680,000 shares of our common stock. We completed our initial public offering in November 1996.

As of December 31, 2002 and September 28, 2003, Lau Acquisition Corporation d/b/a Lau Technologies (“Lau”) owned approximately 31% and 26%, respectively, of our outstanding common stock.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Biometrica Systems, Inc. All significant inter-company balances and transactions have been eliminated.

Basis of Presentation

The accompanying unaudited balance sheet as of September 28, 2003 and the related unaudited statements of operations and cash flows for the nine-month periods ended September 28, 2003 and September 29, 2002 and the unaudited statement of changes in stockholders equity for the nine months ended September 28, 2003, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows as of September 28, 2003 and for the periods mentioned above have been made. The results of operations for the nine-month period ended September 28, 2003 are not necessarily indicative of the operating results for the full year.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Computation of Net Income (Loss) per Share

We follow SFAS No. 128 Earnings Per Share where basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted earnings (loss) per share is similar to the basic earnings (loss) per share computation except the denominator is increased to include the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, the numerator is adjusted for any changes in income or loss that would result from the assumed conversions of those potential shares.

Basic and diluted earnings (loss) per share calculations are as follows (in thousands):

				Nine Months Ended
Year Ended December 31,	2000	2001	2002	September 29, 2002	September 28, 2003
Net income (loss) available to common shareholders used in basic and diluted EPS	$198	$(1,539)	$(9,530)	$(6,481)	$(16,261)

Weighted average common shares used in basic EPS	10,460	16,265	20,046	19,981	20,711
Effect of dilutive securities:
Convertible preferred stock	—	—	—	—	—
Warrants	2,694	—	—	—	—
Options	1,350	—	—	—	—
Convertible debt	—	—	—	—	—

Weighted average common shares and dilutive potential common shares used in diluted EPS	14,504	16,265	20,046	19,981	20,711

The diluted per share amounts do not reflect the impact of options outstanding, the conversion of convertible subordinated debt, the conversion of convertible preferred stock, or stock warrants, for approximately 3,741,000 shares in the nine months ended September 28, 2003, 3,166,000 shares in the nine months ended September 29, 2002, 3,382,000 shares in 2002, 3,163,000 shares in 2001, and 2,707,000 shares in 2000, because the effect of each is antidilutive.

Contract Revenue and Cost Recognition

During the third quarter of 2003, we adopted the provisions of Emerging Issues Task Force 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, or EITF 00-21, on a cumulative basis as of January 1, 2003. EITF 00-21 governs how to identify whether goods or services, or both, that are to be delivered separately in a bundled sales arrangement should be accounted for separately.

Secure Identification Contract Revenue and Cost Recognition

We have determined that our secure identification contracts involve the provision of multiple elements. The first element consists of hardware, system design, implementation, training, consumables management, maintenance and support which is accounted for as equipment and related executory services under lease in

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 and the three-month periods ended March 30, and June 29, 2003 is unaudited)

accordance with Financial Accounting Standards Board Statement No. 13, or FASB 13. The second element consists of customized software which is accounted for as a long term contract in accordance with SOP 97-2, Software Revenue Recognition, and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts on a units of delivery method of measurement.

Costs related to the hardware element of our secure identification contracts are capitalized on the balance sheet and are depreciated over the contract term beginning when the system goes into service. Our secure identification contracts typically require us to customize, design, and install equipment and software at customer locations, as well as perform training, supply consumables, maintain the equipment and provide support services. Nonperformance of training, consumables management, maintenance and support services would prevent us from receiving payment for the costs incurred in the customization, design and installation of the system. EITF 00-21 limits the amount of revenue allocable to the customization, design and installation of the system to the amount that is not contingent upon the production of cards. Revenue on our secure identification contracts under EITF 00-21 is earned based on, and is contingent upon, the production of cards from the system. Due to the contingent performance of card production in our secure identification contracts, we defer revenue recognition for the system design and installation phase of our contracts, including customized software and equipment, until cards are produced.

Costs related to the customized software element of our secure identification contracts are capitalized on the balance sheet during the period in which we are designing and installing the system and are amortized over the contract term beginning when the system goes into service. Costs related to this element of our secure identification contracts incurred after the system is in service are expensed as incurred. Revenue related to this element of our secure identification contracts is recorded as units are produced by the system.

The following table reflects adjusted amounts for the three months and nine months ended September 28, 2003 and September 29, 2002 adjusted for the aforementioned accounting change on January 1, 2003 exclusive of the associated cumulative effect of changes in accounting:

(in thousands, except per share data) (unaudited)	Three Months Ended		Nine Months Ended
	September 29, 2002	September 28, 2003	September 29, 2002	September 28, 2003
Net loss	$2,229	$389	$5,033	$4,130
Basic and diluted loss per share of common stock:
Net loss	$0.11	$0.02	$0.25	$0.20

The following table reflects adjusted amounts for the three months ended March 30, 2003 and June 29, 2003 adjusted for the aforementioned accounting change on January 1, 2003 exclusive of the associated cumulative effect of changes in accounting:

(in thousands, except per share data) (unaudited)	Three Months Ended
	March 30, 2003	June 29, 2003
Net loss	$2,365	$1,376
Basic and diluted loss per share of common stock:
Net loss	$0.12	$0.07

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 and the three-month periods ended March 30, 2003 and June 29, 2003 is unaudited)

The effect of the EITF 00-21 accounting change in the three months ended March 30, 2003 was to increase loss from continuing operations and net loss by $631 ($0.03 per share). The effect of the accounting change in the three months ended June 29, 2003 was to increase loss from continuing operations and net loss by $28 ($0.001 per share).

The effect of the EITF 00-21 accounting change in the three months ended September 28, 2003 was to decrease loss from continuing operations and net loss by $766 ($0.04 per share). The effect of the accounting change in the nine months ended September 28, 2003 was to decrease loss from continuing operations and net loss by $106 ($0.005 per share).

A summary of the January 1, 2003 adjusted balance sheet reflecting the cumulative accounting change as of such date is as follows:

(in thousands unaudited)
Costs and estimated earnings in excess of billings	$5,452
Property and equipment, net	$21,152
Total assets	$47,792
Accounts payable and accrued expenses	$5,750
Shareholders’ equity	$26,934
Total liabilities and shareholders’ equity	$47,792

Facial Recognition Segment Contract Revenue and Cost Recognition

Within our facial recognition segment, our contracts typically provide for the development, customization and installation of facial recognition systems for government agencies, law enforcement agencies and businesses. These contracts are generally fixed price, and include milestones and acceptance criteria for the various deliverables under the contract. Contract prices vary depending on, among other things, design and integration complexities, the nature and number of workstations and sites, the size of the database, the level of post-installation support and the competitive environment. In certain cases, we provide licenses of off-the-shelf versions of our facial recognition software on a per user basis.

We recognize revenue under these contracts using the percentage-of-completion methodology in accordance with SOP 81-1. We use the percentage-of-completion methodology to account for revenue under these contracts because:

•	a high level of certainty exists regarding expected cash flows from these contracts; and

•	a reliable basis exists for determining the percentage of the contract that will be completed at the end of the accounting period.

We measure the percentage complete as costs are incurred or for contracts based on milestones, revenue is recognized when scheduled performance milestones and customer acceptance criteria have been achieved. These milestones are specific events or deliverables clearly identified in the contract. We recognize revenue based on the total milestone billable to the customer less revenue related to any future maintenance requirements. Billings occur under these contracts when the milestone is delivered and accepted by the customer.

We record costs and estimated earnings in excess of billings under these contracts as current assets. We record billings in excess of costs and estimated earnings and accrued contract costs as current liabilities.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

Revenue related to software licenses of off-the-shelf facial recognition software is recognized in accordance with SOP 97-2. For these software licenses we recognize this revenue when:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the sales price is fixed and determinable;

•	collection is probable; and

•	there are no post delivery obligations.

Revenue related to software licenses is generally recognized upon shipment and was approximately $200,000 in 2002. There was no revenue from software licenses in 2001 or 2000.

We adopted EITF 00-21 on a cumulative basis as of January 1, 2003. Based on our evaluation of facial recognition contracts and the application of the new guidance, the adoption of EITF 00-21 did not have an impact on the accounting for revenue from facial recognition systems under long-term contracts.

Cash and Cash Equivalents

We consider all highly liquid instruments, with maturity of three months or less when acquired, to be cash equivalents. As of December 31, 2002, cash and cash equivalents of $2.2 million consisted entirely of cash. This number excludes approximately $7.4 million the use of which was restricted under our term loan agreements.

As of September 28, 2003, we had cash and cash equivalents of $11.4 million, which consisted entirely of cash. This amount excludes approximately $5.1 million, the use of which was restricted under our term loan agreements.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable and payable and short and long-term borrowings, approximate fair values.

Accounts Receivable and Concentrations of Credit Risk

Accounts receivable are due principally from government agencies and contractors to government agencies, under long-term contracts entered into between us and our customers. Billings rendered in connection with work performed are done in accordance with the terms of the contract and collateral is not required. Management periodically reviews accounts receivable for possible uncollectible amounts. In the event management determines a specific need for an allowance, a provision for doubtful accounts is provided. As of September 28, 2003, December 31, 2002 and 2001, management determined that no allowance was necessary.

For the nine-month period ended September 28, 2003, two customers, Pennsylvania Department of Transportation and Illinois Secretary of State, each accounted for more than 10% of our revenue and an aggregate of 28% of our revenue. For the nine-month period ended September 29, 2002, two customers, Mississippi Department of Information Technology Services, Pennsylvania Department of Transportation, each accounted for more than 10% of our revenue and an aggregate of 24% of our revenue.

For 2002, two customers, Connecticut Department of Information Technology and Mississippi Department of ITS each accounted for over 10% of our revenues and an aggregate of 22% of revenues for the year. As of December 31, 2002, the accounts receivable balances for these customers totaled approximately $349,000. For

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

2001, four customers, Illinois Secretary of State, Unisys Corporation (Florida Department of Safety and Motor Vehicles), Kentucky Transportation Cabinet and Pennsylvania Department of Transportation, each accounted for over 10% of our revenues and an aggregate of 49% of revenues for the year. Accounts receivable for these customers were $2.4 million at December 31, 2001. For 2000, four customers, Ohio Bureau of Motor Vehicles, Unisys Corporation (Florida Department of Safety and Motor Vehicles), Pennsylvania Department of Transportation, and Maryland Department of Transportation, each accounted for over 10% of our revenues and an aggregate of 58% of revenues for the year. The loss of any such customers could have a material adverse impact on our business, operating results and financial condition.

Property and Equipment

Property and equipment are recorded at cost or the lesser of fair value or the present value of minimum lease payments for items acquired under capital leases. Depreciation and amortization are calculated using the straight- line or usage-based methods over the estimated useful lives of the related assets (3 to 7 years) or the lease term, whichever is shorter.

System assets related to the hardware and customized software elements of our secure identification contracts after January 1, 2003 are depreciated over the related contract terms using the straight-line method. The straight line method approximates the ratio that current gross revenues for the contract bear to the total of current and anticipated future gross revenues for that contract in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs Computer Software to be Sold, Leased, or Otherwise Marketed. The change in accounting principle does not affect the amount of customized software that is capitalized on secure identification contracts.

Intangible Assets

Intangible assets consist primarily of completed technology, patents, customer lists and other assets primarily arising from the acquisition of a business or business assets. These intangible assets are amortized using the straight-line method over their estimated useful lives of 5 to 17 years (in thousands).

	December 31,
			September 28,	Weighted Average
	2001	2002	2003	Useful Life
Gross carrying amount:
Patents	$49	$534	$675	17 years
Completed technology	—	2,384	2,384	5 years
Customer lists	—	596	596	10 years

Total intangible assets	49	3,514	3,655

Accumulated amortization:	—
Patents	(7)	(52)	(78)
Completed technology	—	(265)	(586)
Customer lists	—	(50)	(99)

Total accumulated amortization	(7)	(367)	(763)

Intangible assets, net	$42	$3,147	$2,892

Amortization expense related to intangible assets for 2002, 2001, 2000 and the nine-month periods ended September 29, 2002 and September 28, 2003 was approximately $360,000, $3,500, $3,500, $365,000 and $396,000, respectively. Estimated amortization of our intangible assets for the next five fiscal years is as follows (in thousands):

Estimated amortization expense
For the year ended December 31, 2003	$560
For the year ended December 31, 2004	$560
For the year ended December 31, 2005	$512
For the year ended December 31, 2006	$408
For the year ended December 31, 2007	$408

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

Long Lived Assets

We evaluate long-lived assets with finite lives, such as intangible assets, non contract property and equipment and certain other assets, for impairment in accordance with Financial Accounting Standards Board issued Statement of Financial Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of and amends Accounting Principles Board Opinion No. 30, Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 retained the fundamental provisions of SFAS 121 for recognition and measurement of impairment, but amended the accounting and reporting standards for segments of a business to be disposed of. We record an impairment charge whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets are written down to fair value. The adoption of SFAS 144 did not have a material impact on our financial position or results of operations.

Research and Development

Research and development costs are charged to expense as incurred.

Software Development

We review software development costs incurred in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, which requires that certain costs incurred in the development of computer software to be sold or leased be capitalized once technological feasibility is reached. Prior to 2002, we had not capitalized any software development costs because development costs incurred subsequent to the establishment of technological feasibility had not been material. In fiscal year 2002, we capitalized approximately $207,000 in software development costs, which are being amortized over three years. We recorded amortization expense of $34,000 related to this asset in fiscal 2002. During the nine-month period ended September 28, 2003, no additional software development costs were capitalized. We recorded $52,000 of amortization during this period.

Costs related to software developed for internal use are expensed as incurred until technological feasibility has been reached. Costs for externally purchased software is capitalized and depreciated over its estimated useful life not to exceed five years.

Income Taxes

We account for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to the uncertainty surrounding the realization of our net deferred tax asset, we have provided a full valuation allowance against this amount.

Stock-Based Compensation

We account for our stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly account for employee stock based compensation utilizing the intrinsic value method. SFAS No. 123, Accounting for Stock-Based Compensation, establishes a fair value based method of accounting for stock-based compensation plans. We have adopted the disclosure only

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

alternative under SFAS No. 123, which requires disclosure of the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted as well as certain other information.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“FAS 148”), which (i) amends FAS Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation (ii) amends the disclosure provisions of FAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation and (iii) amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. Items (ii) and (iii) of the new requirements in FAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. We have adopted FAS 148 for the fiscal year ended December 31, 2002 and continue to account for stock-based compensation utilizing the intrinsic value method. The additional disclosures required by FAS 148 are as follows (in thousands):

	December 31,			Nine Months Ended
	2000	2001	2002	September 29, 2002	September 28, 2003
Net income (loss) as reported	$802	$(1,534)	$(9,530)	$(6,481)	$(16,261)
Add: stock based employee compensation expense included in reported net income (loss), net of tax	—	—	—	—	—
Deduct: total stock based employee compensation expense determined under the fair value based method for all awards, net of tax	(1,183)	(3,036)	(2,279)	(2,005)	(2,245)

Pro forma net income (loss)	$(381)	$(4,570)	$(11,809)	$(8,486)	$(18,506)

Earnings (loss) per share:
Basic—as reported	$0.02	$(0.09)	$(0.48)	$(0.32)	$(0.79)
Basic—pro forma	(0.09)	(0.28)	(0.59)	(0.42)	(0.89)
Diluted—as reported	0.01	(0.09)	(0.48)	(0.32)	(0.79)
Diluted—pro forma	(0.09)	(0.28)	(0.59)	(0.42)	(0.89)

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30. Applying the provisions of Opinion No. 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual and infrequent and meet the criteria for classification as an extraordinary item. SFAS No. 145 is effective beginning January 1, 2003. The adoption of SFAS No. 145 did not have a material impact on our financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. This standard will be

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on our financial position or results of operations. We initiated and executed a restructuring plan in the fourth quarter of 2002 and, accordingly, recorded restructuring costs in the fourth quarter of 2002 (see Note 12).

In November 2002, the FASB issued Financial Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). The interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provision related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warrantees or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on our financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“FAS 148”), which (i) amends FAS Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (ii) amends the disclosure provisions of FAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation and (iii) amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. Items (ii) and (iii) of the new requirements in FAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. We have adopted the increased disclosure requirements of FAS 148 (ii) for the fiscal year ended December 31, 2002. We will continue to use the intrinsic value method of accounting for stock-based employee compensation.

In January 2003, the FASB issued Financial Interpretation No. 46, Consolidation of Various Interest Entities (FIN 46), which requires the consolidation of certain interest entities. FIN 46 is applicable to financial statements issued after 2002. There are no entities that will be consolidated with our financial statements as a result of FIN 46.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and hedging relations designated after June 30, 2003, except for those provisions of SFAS No. 149 which relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003. For those issues, the provisions that are currently in effect should continue to be applied in accordance with their respective effective dates. In addition, certain provisions of SFAS No. 149, which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on our financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability. SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, which are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 is not expected to have a material effect on our financial statements.

3.    RELATED PARTY TRANSACTIONS

Debt

During the first quarter of 1999, we issued Lau options to purchase 60,000 shares of our common stock in exchange for Lau’s guarantee of an indemnification obligation of ours. The fair value of the options, amounting to $36,000, was credited to shareholders’ equity and included in deferred financing cost as a component of other assets. The value of these options is being amortized over the 7 year indemnification period and charged to interest expense. The options were exercised in February 2002 at $1.90 per share.

In May 2003 we entered into a loan agreement with Lau Technologies which provided for four term notes aggregating $7.3 million but not to exceed an outstanding principal balance of $7.0 million at any point in time. Two of these term notes, in the amounts of approximately $1.6 million and $287,000, replaced existing system finance lease obligations we had with a commercial leasing organization. These finance lease obligations were paid in full with the proceeds of the two new term notes. The remaining two new term notes, totaling $3.0 million and $2.5 million, are additional financing related to two new state contracts. All four new term notes bear interest at a rate of 8.5%. We believe that the terms of this loan agreement are the same as the terms that would have been provided to us by an unaffiliated lender. In particular, the financial covenants under this loan agreement are the same as the financial covenants under our loan agreement with our primary bank lender. We will draw funding on these notes as needed to meet our obligations for equipment purchases on the related state contracts. As of September 28, 2003 we had approximately $4.6 million outstanding under this loan agreement, leaving approximately $2.4 million available for future needs.

Licenses

In fiscal 2001 and 2000, we obtained from Lau an exclusive, perpetual, worldwide license to use a U.S. patent purchased from Daozeng Lu and Simon Lu, and all improvements thereto, which relates to a system for automatically verifying the identity of an individual using identification parameters that are carried on an escort memory such as an identification or credit card. In 2002, we purchased this patent from Lau as part of the acquisition of Lau’s facial recognition assets.

Other

On January 10, 2002, we acquired the assets of Lau Security Systems (see Note 14), including technology, patents, contracts and distribution channels. In return, we agreed to pay Lau a royalty of 3.1% of facial recognition revenues over the next 12 and one half years, up to a maximum of $27.5 million and assume certain liabilities related to the acquired business. In 2002, this royalty was approximately $108,000 and is included in operating expenses in fiscal 2002. Royalty expense was approximately $140,000 for the nine months ended September 28, 2003.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

Under an Administration and Services Agreement that was terminated effective February 1, 2002, Lau provided general accounting, data processing, payroll, certain human resources, employee benefits administration and certain executive services to us. The agreement required us to pay a monthly fee based on the estimated actual cost of such services and permitted us to terminate selected services upon 30 days written notice. In 2001 and 2000 fees were approximately $195,000 and $195,000, respectively. There was no fee related to these services in 2002 or 2003 as this agreement has been terminated and we are performing these tasks internally. In 2002, we provided administrative services for Lau for an annual fee of approximately $114,000. For the period ended September 28, 2003, the administrative services were approximately $80,000.

A Use and Occupancy Agreement with Lau requires us to pay our proportionate share of the cost of shared facilities and office services including rent, insurance, property taxes, utilities and other operating expenses, based on square footage or equipment utilized. The annual fee for facilities and services is revised for changes in space utilized and in operating expenses. The amounts for facilities and services for the years 2002, 2001 and 2000 and the nine-month periods ended September 28, 2003 and September 29, 2002 were approximately $699,000, $360,000, $360,000, $0 and $346,000, respectively. The increase in 2002 is primarily due to an adjustment of the rental rate to current market lease rates at the time Lau amended its lease term to extend through January of 2004. See Note 7 for lease information.

Our employees participate in various Lau employee benefit plans. We pay our proportionate share of the costs of such plans based on the number of participating employees.

Management believes the methods for allocating expenses and those costs related to shared facilities and equipment are reasonable and approximate what these costs would be on a stand-alone basis.

We have purchased certain system components and technical personnel services from Lau. The amounts for such components and services were approximately $522,000 in 2001 and, $200,000 in 2000. No purchases of this nature were made from Lau in 2002 or 2003. During 2001 and 2000 we provided software development services as a subcontractor to Lau amounting to $203,000 and $345,000 respectively. We provided no software development services to Lau in 2002 or 2003. We purchased consulting services related to the facial recognition business unit from Lau employees in 2002 totaling approximately $250,000. These agreements, which provide for aggregate annual payments of approximately $250,000, terminate after ten years or at the discretion of the Lau consultants.

At December 31, 2002, 2001, 2000 and for the nine-month periods ended September 29, 2002 and September 28, 2003, we had approximately $50,000, $13,000 and $14,000, $0 and $0, respectively, of accounts receivable due from Lau and approximately $126,000, $156,000 and $95,000, $0 and $9,000, respectively, of accounts payable due to Lau.

We have employment and noncompetition agreements with certain officers. Such agreements provide for employment and related compensation, and restrict the individuals from competing, as defined, with us during the terms of their respective agreements and for up to two years thereafter. The agreements also provide for stock options under our stock option plan and for severance payments upon termination under circumstances defined in such agreements.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

4.    PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows (in thousands):

	December 31,		September 28, 2003	Weighted Average Useful Life
	2001	2002
System assets held under capital leases	$22,680	$14,327	$9,169	5 years
System assets	11,716	16,216	39,622	5 years
Computer and office equipment	1,111	1,185	1,292	5 years

	35,507	31,728	50,083
Less—Accumulated depreciation	17,329	15,099	26,979

	$18,178	$16,629	$23,104

During 2002, we had additions to system assets totaling $4,500,000. The net book value of system assets under capital leases was approximately $4.7 million, $8.6 million and $1.6 million as of December 31, 2002, 2001 and September 28, 2003, respectively. We disposed of net fixed assets as part of the restructuring of approximately $156,000. Fully depreciated assets under capital leases totaling approximately $8.1 million have been removed from the above numbers in 2002. Fully depreciated computer equipment totaling approximately $839,000 has also been removed from the above numbers. Depreciation expense on fixed assets for the years ended December 31, 2000, 2001 and 2002 and the nine-month periods ended September 29, 2002 and September 28, 2003 was approximately $2.8 million, $4.5 million, $6.8 million, $4.3 million and $5.3 million, respectively.

5.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,		September 28, 2003
	2001	2002
Accounts payable	$2,295	$3,441	$4,192
Accrued earned and unbilled costs	2,797	1,487	—
Accrued payroll and related taxes	208	393	166
Accrued vacation	299	478	478
Accrued restructuring costs	—	420	123
Accrued bonus	—	—	557
Other accrued expenses	1,125	798	2,222

	$6,724	$7,017	$7,738

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

6.    LONG TERM DEBT AND PROJECT FINANCING ARRANGEMENTS

In May 2003, we entered into a new loan agreement with Commerce Bank and Trust Company that superceded the original loan agreement for our existing term loans. The following table lists the approximate term note information for the bank and Lau Technologies as of September 28, 2003 (in thousands):

Lender	Original Loan Amount	Monthly Payment Provisions	Date of Loan	Due Date of Loan	Interest Rate	Outstanding Principal Balance December 31, 2001	Outstanding Principal Balance December 31, 2002	Outstanding Principal Balance September 28, 2003
1	$4,000	$84	02/07/2001	06/20/2006	8.00%	$3,769	$3,044	$2,462
1	3,200	72	09/11/2001	03/11/2006	6.25%	3,200	2,522	1,985
1	1,800	34	12/12/2002	12/31/2007	5.25%	—	1,800	1,560
1	1,500	27	12/12/2002	04/24/2008	5.25%	—	1,500	1,317
1	1,200	24	12/12/2002	06/24/2007	5.25%	—	1,200	1,023
2	2,040	53	05/30/2003	06/30/2009	8.50%	—	—	1,915
2	1,227	51	05/30/2003	05/30/2008	8.50%	—	—	1,227
2	1,562	64	05/30/2003	08/30/2005	8.50%	—	—	1,345
2	287	42	05/30/2003	12/30/2003	8.50%	—	—	125

Total	$16,816	$451				$6,969	$10,066	$12,959

1.	Commerce Bank & Trust Company
2.	Lau Technologies

In accordance with the new loan agreements, all of our term notes are collateralized by certain assets of ours and the related contract assets. We are required to maintain various financial covenants, including profitability by quarter (as defined), tangible net worth, debt to worth ratio, debt service coverage and limits on capital expenditures. Additionally, in accordance with the new agreement we must maintain $5.1 million of cash on deposit with the lenders. This amount is recorded as restricted cash in long term assets.

In April 2003 we entered into approximately $1.5 million of equipment financing with three of our suppliers. These project lease arrangements are accounted for as capital leases. There are no financial covenants associated with these leasing arrangements. As of September 28, 2003 we have utilized $1.1 million under these arrangements. The interest rates are between 6% and 8% and are fixed. The terms of these leases range from 12 months to 60 months.

We also have one capital lease arrangement where we are also required to maintain the same financial ratios and minimum levels of tangible capital funds, as stated above.

Pursuant to this arrangement, the lessor purchases certain of our digital identification systems and leases them back to us for deployment with identified and contracted customers approved by the lessor. The lessor retains title to systems and has an assignment of our rights under the related customer contracts, including rights to use the software and technology underlying the related systems. Under these arrangements, the lessor bears the credit risk associated with payments by our customers, but we bear performance and appropriation risk and are generally required to repurchase a system in the event of a termination by a customer for any reason except credit default. These project lease arrangements are accounted for as capital leases. At December 31, 2002 and 2001 and September 28, 2003, we had approximately $5.0 millions, $7.7 million and $1.2 million outstanding under these lease-financing arrangements respectively.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

At December 31 of each year, approximate future minimum lease payments under project financing capital leases and maturities of term notes are as follows (in thousands):

	Capital Leases	Term Notes
Year Ending:
2003	$3,185	$2,313
2004	1,688	2,469
2005	478	2,638
2006	—	1,643
2007	—	872
2008	—	131

Total minimum payments	5,351	10,066
Less—Interest portion	309

Present value of net minimum lease payments	5,042
Less—Current portion	2,950	2,313

Long term portion	$2,092	$7,753

We were in compliance with all debt covenants as of September 28, 2003. While we believe that we will remain in compliance with all debt covenants, we are evaluating whether our adoption of EITF 00-21 will affect our ability to comply with these covenants in future periods, and will discuss modifications to the covenants with our lenders if necessary. Compliance with such covenants also is dependent on achieving our business plan. If we do not remain in compliance with such covenants, the banks and the lessors could require immediate repayment of outstanding amounts.

7.    COMMITMENTS AND CONTINGENCIES

Leases

We lease certain equipment and facilities used in its operations and the shared facilities discussed in Note 3. Rental expense for operating leases for the years ended December 31, 2000, 2001 and 2002 and the nine-month periods ended September 29, 2002 and September 28, 2003 was approximately $360,000, $360,000, $1,289,000, $962,000 and $717,000, respectively.

At December 31, 2002, approximate future minimum rentals under the operating leases and lease for shared facilities are as follows (in thousands):

Operating Leases
Year Ending:
2003	$1,296
2004	525

Total minimum lease payments	$1,821

Employment Agreements

We have employment agreements with certain individuals that provide for up to one year of severance payments as a result of early termination by us. The agreements also provide for non competition either directly or indirectly for up to two years after the termination of employment.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

8.    RETIREMENT BENEFITS

We participate in the Lau 401(k) plan and pay our proportionate share of plan expenses based on the number of participants. The plan permits pretax contributions by participants of up to 15% of base compensation. We may make discretionary contributions to the plan, subject to certain limitations. Participants are fully vested in their contributions and vest 20% per year in employer contributions. Our costs for this plan amounted to approximately $191,000, $99,000 and $91,000 for the years ended December 31, 2002, 2001 and 2000, respectively. For the nine-month periods ended September 29, 2002 and September 28, 2003, our costs net of employee forfeitures for this plan were approximately $183,000 and $61,000, respectively.

We do not offer any postretirement benefits.

9.    INCOME TAXES

There was no provision for income taxes for the years ended December 31, 2002, 2001 and 2000 due to the net operating losses, or NOL, or NOL carryovers.

A reconciliation of the federal statutory rate to our effective tax rate for the years ended December 31, 2002, 2001 and 2000 and for the nine-month periods ended September 29, 2002 and September 28, 2003 is as follows:

	December 31,			September 29, 2002	September 28, 2003
	2000	2001	2002
Federal statutory rate	34.0%	(34.0)%	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	6.0	(6.0)	(6.0)	(6.0)	(6.0)
Valuation allowance recorded	(40.0)	40.0	40.0	40.0	40.0

	—%	—%	—%	—%	—%

The components and approximate tax effects of our deferred tax assets and liabilities as of December 31, 2002, and 2001 and September 28, 2003 are as follows (in thousands):

	December 31,		September 28, 2003
	2001	2002
Deferred tax assets (liabilities):
Net operating loss carryforwards for tax purposes	$11,280	$15,728	$18,129
Bases differences related to contract assets	(5,518)	(5,051)	(5,594)
Property, plant and equipment	(108)	(140)	(160)
Accruals and other reserves	160	190	(21)

Net deferred tax asset before valuation allowance	5,814	10,727	12,354
Valuation allowance	(5,814)	(10,727)	(12,354)

Net deferred tax asset	$—	$—	$—

Due to the uncertainty surrounding the realization of our net deferred tax asset, we have provided a full valuation allowance against this amount.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

At December 31, 2002, we have available estimated net operating loss carryforwards for federal tax purposes of approximately $39.3 million to reduce, subject to certain limitations, future income taxes. These carryforwards expire from 2012 through 2022 and are subject to review and possible adjustment by the Internal Revenue Service.

10.    SHAREHOLDERS’ EQUITY

Stock Option Plans

Under the 1996 Management Stock Option Plan and the 1996 Director Stock Option Plan (the Plans), the Board of Directors may grant incentive and nonqualified stock options to employees and officers and nonqualified stock options to directors. Generally, incentive stock options are granted at fair market value and are subject to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified options are granted at exercise prices determined by the Board of Directors. Options granted to date to directors vest immediately or between one to four years from the date of grant. Options granted to management and employees vest at various rates over periods ranging from three to seven years or, in some cases, earlier if certain performance criteria are met. The performance criteria are based on each $1 million increase in Company value up to approximately $1 billion, as adjusted. All options granted under the Plans expire ten years from the date of grant.

In fiscal year 2001, we adopted the “2001 Stock in Lieu of Cash Compensation for Directors Plan” to compensate the non-employee members of the Board of Directors. The number of shares that may be issued under the plan shall not exceed, in the aggregate, 800,000 shares of our common stock.

During 2002, our Board of Directors received an aggregate of 61,686 shares of common stock in addition to $40,000 in cash compensation. The fair market value of the common stock on the grant date was approximately $380,000 and was expensed during the year ended December 31, 2002.

At December 31, 2002, we have reserved 3,807,100 shares of common stock for issuance under the management plan, of which 516,601 shares are available for future grants. We have reserved 576,616 shares of common stock for issuance under the directors’ plan, of which 190,000 are available for future grants.

In February 2003, our Board of Directors approved, subject to stockholder approval, an amendment to the management plan to increase the number of shares reserved for issuance thereunder to 4,807,100 shares.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

A summary of stock option activity under the Plans is as follows:

	Shares	Exercise Price Per Share	Weighted Average Exercise Price
Options outstanding, December 31, 1999	1,689,823	$0.94 - $12.50	$2.38
Granted	336,000	3.19 - 12.25	10.11
Exercised	(75,332)	0.94 - 2.96	2.64
Cancelled	(13,500)	5.92 - 12.25	10.58

Options outstanding, December 31, 2000	1,936,991	$0.94 - $12.50	$3.65
Granted	961,500	0.84 - 3.99	2.98
Exercised	(603,077)	0.84 - 12.25	1.80
Cancelled	(13,334)	1.38 - 12.25	2.57

Options outstanding, December 31, 2001	2,282,080	$0.84 - $12.50	$3.87
Granted	1,578,000	3.08 - 8.41	4.58
Exercised	(414,763)	0.94 - 3.06	2.07
Cancelled	(875,322)	0.94 - 12.50	3.60

Options outstanding, December 31, 2002	2,569,995	$0.84 - $12.50	$4.72
Granted	577,500	3.63 - 4.83	4.43
Exercised	(30,163)	0.94 - 3.99	2.44
Cancelled	(193,669)	2.25- 12.25	6.01

Options outstanding, September 28, 2003	2,923,663	$0.84- $12.50	$4.60

The following table summarizes information about outstanding options as of December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price per Share	Number Exercisable	Weighted Average Exercise Price per Share
$0.84 - $ 1.88	85,666	6.60 years	$1.20	84,332	$1.19
2.25 - 4.04	1,569,734	8.08 years	3.27	415,823	3.58
4.44 - 7.25	692,970	8.88 years	6.02	149,970	5.39
7.80 - 12.50	221,625	6.35 years	12.28	131,375	12.36

$0.84 - $12.50	2,569,995		$4.72	781,500	$4.78

We have computed the pro forma disclosures required under SFAS No. 123 for options granted using the Black-Scholes option-pricing model prescribed by SFAS No. 123. The weighted average assumptions used are:

	2000	2001	2002	September 29, 2002	September 28, 2003
Risk free interest rate	5.0-6.0%	4.0-5.0%	4.0-5.0%	4.0-5.0%	4.0-5.0%
Expected dividend yield	—	—	—	—	—
Expected lives	3-10 years	3-10 years	3-10 years	3-10 years	3-10 years
Expected volatility	80%	80%	80%	80%	80%
Fair value of options granted	$8.55	$2.51	$3.83	$5.21	$3.63

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

The total value of options granted under our plans was computed as approximately $6.0 million for 2002, $3.0 million for 2001, and $2.9 million for 2000, respectively. Of these amounts, approximately $2.2 million, $3.0 million and $1.2 million, would have been charged to operations for the years ended December 31, 2002, 2001 and 2000, respectively, for currently vested options. The remaining unvested amount of $4.6 million as of the December 31, 2002, will be amortized over the related future vesting periods.

The total value of options granted under our plans was computed as approximately $2.3 million for the nine months ended September 28, 2003 and $5.5 million for the nine months ended September 29, 2002. Of these amounts, approximately $2.2 million and $2.0 million would have been charged to operations for the nine months ended September 28, 2003 and the nine months ended September 29, 2002, respectively, for currently vested options. The remaining unvested amount of $4.9 million as of September 28, 2003, will be amortized over the related future vesting periods.

Employee Stock Purchase Plan

In 1997, we adopted the 1997 Employee Stock Purchase Plan and between 1997 and May 2001 reserved 340,000 shares of common stock for issuance under the plan. The purchase price is determined by taking the lower of 85% of the closing price on the first or last day of periods defined in the plan. As of September 28, 2003, 180,364 shares have been issued and options to purchase 769 shares of common stock at $3.77 per share were vested under the plan.

Preferred Stock

As of December 31, 2002 and September 28, 2003, there is no outstanding preferred stock.

Common Stock

In February 2002, Lau exercised an option to purchase 60,000 shares of common stock at $1.90 per share, pursuant to an agreement entered into with us in 1999 under which Lau guaranteed a contract indemnification obligation of ours.

At December 31, 2002 and September 28, 2003, we had outstanding warrants, which can be converted into 812,469 shares of common stock, with exercise prices ranging from $10.79 to $12.35 and expiration dates from November 30, 2005 to November 6, 2006.

On September 8, 2003, we sold an aggregate of 3,517,503 shares of our common stock, at a purchase price of $3.775 per share, in a private sale to institutional investors. The gross proceeds were approximately $13.3 million before investment fees and related expenses of approximately $1.0 million. In addition, the purchasers in this transaction have agreed to purchase an additional 456,007 shares of our common stock at $3.775 per share following, and subject to, the closing of the ZN acquisition.

11. BUSINESS	SEGMENTS, GEOGRAPHICAL INFORMATION, AND CONCENTRATIONS OF RISK

We follow SFAS No. 131 Disclosures about Segments of a Business Enterprise and Related Information, which establishes standards for reporting information about operating segments. Operating segments are defined as components of a company about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

Prior to fiscal 2002 we were engaged in one business, the development and implementation of digital identification systems and solutions. We have an integrated business model: identification solutions through system integration and biometric software. For the years prior to December 31, 2001 we reported one business segment. During fiscal 2002, our direct investment in facial recognition technology has increased due to three acquisitions of facial recognition businesses, which significantly enhanced our portfolio of facial recognition technologies, customers and distribution channels. Due to the impact of the acquisitions on assets and revenues we determined we were in two reportable segments for fiscal 2002 and, accordingly, we reported two operating segments, facial recognition and secure identification.

Secure Identification Segment (SIPS)

Our secure identification business develops and implements digital identification systems and solutions. Our systems can produce identification cards that are virtually tamper proof, and utilize facial recognition and other biometrics with or without cards for the real-time identification (one-to-many) and verification (one-to-one) of individuals. Applications can include driver’s licenses, voter registration, national identification cards, law enforcement and social services. Our primary customers have been government agencies with particular penetration in Departments of Motor Vehicles.

Facial Recognition Segment (FRS)

We offer several facial recognition software systems that can be utilized in virtually any solution requiring identification or verification of an individual. The human face is a unique and prominent feature that can be easily captured by a digital camera and verified visually in most cases by an individual with little special training. We are concentrating on four principal areas: real-time large database applications; physical keyless entry and access control; screening applications; and surveillance applications. We have several on-going facial recognition identification projects, including projects with the Pinellas County Sheriff’s Office, the Illinois Secretary of State, Illinois State Police, the State of Connecticut Department of Information Technology, the State of Mississippi Department of Information Technology Services and a number of other installations, including more than 110 surveillance applications in casinos.

The following table provides financial information by segment for the nine-month periods ended September 28, 2003 and September 29, 2002, which is used by the chief operating decision maker in assessing segment performance. We allocate direct costs and administrative expenses to each business segment based on management’s analysis of each segment’s resource needs. Revenues are reported within the segments by customer contracts. Within the secure identification segment there is a component of the contract that utilizes our facial recognition technology. The following table identifies the value of facial recognition revenue that is included in the secure identification segment (in thousands).

Nine Months Ended 09/28/03	SIPS	FRS	Total
Credential revenue	$21,514	$—	$21,514
Facial recognition revenue	978	4,561	5,539

Total segment revenue	$22,492	$4,561	$27,053

Segment profit (loss) before taxes	$315	$(4,382)	$(4,067)
Depreciation and amortization	$4,778	$510	$5,288
Interest expense	$726	$—	$726
Total assets	$52,328	$5,951	$58,279
Expenditures for long lived assets	$4,394	$1,398	$5,792

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

Nine Months Ended 09/29/02	SIPS	FRS	Total
Credential revenue	$19,172	$—	$19,172
Facial recognition revenue	1,067	3,307	4,374

Total segment revenue	$20,239	$3,307	$23,546

Segment profit (loss)	$1,005	$(7,486)	$(6,481)
Depreciation and amortization	$4,399	$303	$4,702
Interest expense	$644	$—	$644
Total assets	$53,864	$5,316	$59,180
Expenditures for long lived assets	$391	$4,014	$4,405

The following table provides financial information by segment for fiscal 2002 which is used by the chief operating decision maker in assessing segment performance. We allocate direct costs and administrative expenses to each business segment based on management’s analysis of each segments resource needs. Revenues are reported within the segments by customer contracts. Within the secure identification segment there is a component of the contract that utilizes our facial recognition technology. The following table identifies the value of facial recognition revenue that is included in the secure identification segment (in thousands).

December 31, 2002	SIPS	FRS	Total
Credential revenue	$25,943	$—	$25,943
Facial recognition revenue	1,427	4,932	6,359

Total segment revenue	$27,370	$4,932	$32,302

Segment profit (loss)	$1,088	$(10,618)	$(9,530)
Depreciation and amortization	$6,729	$468	$7,197
Interest expense	$875	$—	$875
Assets	$55,953	$5,236	$61,189
Expenditures for long lived assets	$4,939	$4,484	$9,423

We did not report business segments prior to 2002. We have not restated our results, other than revenue, from 2001 or 2000 to provide segment information because it would be impracticable to do so. The following table provides revenue data, by segment, for the years ended December 31, 2001 and 2000 (in thousands).

December 31, 2001	SIPS	FRS	Total
Credential revenue	$22,274	$—	$22,274
Facial recognition revenue	483	3,523	4,006

Total segment revenue	$22,757	$3,523	$26,280

December 31, 2000	SIPS	FRS	Total
Credential revenue	$26,565	$—	$26,565
Facial recognition revenue	407	567	974

Total segment revenue	$26,972	$567	$27,539

Virtually all of our direct revenue has been derived within the United States and account for approximately 100.0%, 95.4%, 98.8%, 100.0% and 100.0% of total revenues for the years ended December 31, 2000, 2001 and 2002 and the six-month periods ended September 29, 2002 and September 28, 2003, respectively.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

We believe that for the near future we will continue to derive a significant portion of our revenues from a limited number of large contracts. For the years ended December 31, secure identification segment customers who accounted for more than 10% of revenues in a given years are as follows:

•	For 2002, two customers accounted for an aggregate of 22%

•	For 2001, four customers accounted for an aggregate of 49%

•	For 2000, four customers accounted for an aggregate of 58%

•	For the nine months ended September 28, 2003, two customers accounted for an aggregate of 33%

•	For the nine months ended September 29, 2002, two customers accounted for an aggregate of 24%

No single facial recognition customer accounted for over 10% of total revenue in any one year.

12.    RESTRUCTURING CHARGES AND ACQUISITION EXPENSES

In connection with the acquisitions and the resulting consolidation of operations, management committed to a restructuring plan in the fourth quarter of 2002. Additionally, the plan was executed in December 2002.

In connection with these actions we recorded restructuring costs of $824,000 in accordance with Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) and SEC Staff Accounting Bulletin No. 100, Restructuring and Impairment Charges. Included in the charge was $156,000 for the abandonment and write off of excess property, equipment and leasehold improvements. Additionally $248,000 was recorded for workforce reduction, consisting of severance and extended insurance benefits attributable to employees. The remaining $420,000 represents an accrual for non-cancelable lease payments for abandoned lease space, less management’s estimates of sublease income. These estimates will be evaluated by management quarterly and are subject to change based on actual events.

All charges associated with the restructuring are included as restructuring costs under operating expenses in the statement of operations for fiscal 2002. We expected annualized savings associated with the workforce reduction to total approximately $2.2 million beginning in the first quarter of 2003.

For the nine months ended September 28, 2003, we have realized a net savings of approximately $800,000 as a result of the workforce reduction that was completed in the fourth quarter of 2002. The anticipated savings of approximately $1.6 million for the nine month period ended September 28, 2003 was offset by headcount additions and additional expenses associated with additional employee terminations in 2003.

Below is a summary of restructuring costs for the year ended December 31, 2002.

	Charged to Operations	Total Cash Payments	Accrued Restructuring Liabilities at September 28, 2003
Cash Provisions:
Workforce reduction	$248,000	$(248,000)	$0
Non-cancelable leases	420,000	(297,000)	123,000

	668,000	$(545,000)	$123,000

Non cash:
Write-off of excess property and equipment	156,000

Total	$824,000

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

In 2001, we incurred a fourth quarter one-time expense of $1.6 million relating to costs incurred in its attempt to purchase Polaroid Corporation’s Identification Systems Business. These expenses related to legal and professional activities for due diligence as well as financing break-up fees associated with this unsuccessful acquisition.

13.    QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth selected quarterly financial data for 2002 and 2001 (in thousands, except per share amounts):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2002
Revenues	$6,399	$9,038	$8,109	$8,756
Operating loss	(651)	(2,581)	(2,603)	(2,820)
Net loss	(857)	(2,805)	(2,818)	(3,050)
Net loss applicable to common shareholders	(857)	(2,805)	(2,818)	(3,050)
Basic net loss per share applicable to common shareholders	(0.04)	(0.14)	(0.14)	(0.16)
Diluted net loss per share applicable to common shareholders	(0.04)	(0.14)	(0.14)	(0.16)
2001
Revenues	$6,368	$6,871	$6,116	$6,925
Operating income (loss)	525	505	521	(1,875)
Net income (loss)	218	220	190	(2,162)
Net income (loss) applicable to common shareholders	213	220	190	(2,162)
Basic net income (loss) per share applicable to common shareholders	0.01	0.01	0.01	(0.12)
Diluted net income (loss) per share applicable to common shareholders	0.01	0.01	0.01	(0.12)

The net income (loss) applicable to common shareholders reflects the impact of the preferred stock dividends in the first quarter of 2001.

During the fourth quarter of 2002 and 2001, we incurred one-time expenses (see Note 12).

14.    ACQUISITIONS

On January 10, 2002, we acquired the assets of Lau Security Systems, a division of Lau Technologies, including all of its intellectual property, contracts and distribution channels. The intellectual property acquired from Lau included, among other things, twenty-four U.S. or foreign patent grants or applications for inventions relating to facial recognition technologies or the production of identification cards, the patent acquired by Lau from Daozeng Lu and Simon Lu for verifying the identity of an individual using identification parameters carried on an escort memory, and numerous invention disclosures that are being considered for patent application. The transaction also included an exclusive license of Lau’s rights to use the patented facial recognition technology it licensed from MIT for use in the federal access control field. As a result of this transaction, certain obligations on the part of Viisage to license intellectual property to Lau were terminated. The Company agreed to pay Lau a royalty of 3.1% of the facial recognition revenues over twelve and a half years, up to a maximum of $27.5 million and assume certain liabilities related to the acquired business. As the transaction was between entities under common control (Lau owned 31% of our stock and their Chief Operating Officer is Chairman of

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

our Board of Directors), assets have been recorded based at their historical cost basis. The estimated excess of the assets acquired over liabilities assumed has been recorded as additional paid in capital. The future royalty payments will be recorded as an expense as they are incurred and will not be added to the purchase price, as the royalty contains no minimum amount.

The historical values of the assets acquired less liabilities assumed are as follows (in thousands):

Lau Acquisition
Accounts receivable	$517
Costs and estimated earnings in excess of billings	17
Property, plant and equipment	21
Patents	278
Accounts payable	(257)

Total	$576

The results of fiscal 2002 include the impact of the Lau acquisition from the date of the acquisition, January 10, 2002. Accordingly, we have recorded additional revenue of approximately $2.2 million directly related to the acquisition. We have also recorded an expense for the related royalties of approximately $108,000. Since the impact of the Lau acquisition on operations represents a full year, no pro forma information has been provided for the year ended December 31, 2002. Royalties for the six months ended September 28, 2003 were approximately $140,000.

On March 18, 2002, we acquired the capital stock of Biometrica Systems, Inc., or Biometrica, a former licensee and distributor of our facial recognition technologies in the casino market, for a purchase price of approximately $2.5 million in cash, which includes direct acquisition costs of $100,000 and additional earn-out payments equal to 5% of revenues (as defined) through 2006. In Biometrica, we acquired a large facial recognition customer base; facial recognition engineers; marketing expertise for opening new markets; and intellectual property for integrated biometric cameras, DVR technology and wireless facial recognition technology. Biometrica’s assets included, among other things, intellectual property relating to the BiometriCam, a compact camera with built-in facial recognition software. The acquisition was accounted for as a purchase, and the purchase price has been allocated to net assets acquired based on their estimated fair values. We have recorded approximately $240,000 in amortization related to the acquired intangible assets from the date of the acquisition through December 31, 2002 and $255,000 of amortization in the nine months ended September 28, 2003. The operating results of Biometrica have been included since the date of the acquisition, March 18, 2002, (approximately $596,000 in revenue). The impact of the first two months of operations was not material and, accordingly, pro forma information has not been provided for the year ended December 31, 2002. The total earnout recorded in 2002 and 2003 was approximately $12,000 and $6,000, respectively.

The $2.5 million purchase price was allocated as follows: $1.9 million was assigned to the BiometriCam in intellectual property and $596,000 was assigned to customer contracts. These intangible assets will be amortized over their weighted average useful life of approximately 7 years.

On June 3, 2002, we acquired all of the intellectual property and related assets of the Miros division of eTrue.com, a major facial recognition firm with customer installations across the globe, for approximately $275,000 in cash. In addition to acquiring patented technology, including Miros’ TrueFace® software, we also gained access to an established customer base and new distribution channels. The purchase price of $275,000 represents technology and has been allocated to intangible assets. This intangible asset is being amortized over three years.

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

The summary table below, prepared on an unaudited pro forma basis, combines our results of operations with the results of operations of Lau Security Systems and Biometrica as if the acquisition had occurred on January 1, 2001. The pro forma results do not include the acquisition of Etrue.com, as the impact was not material. The unaudited pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the year presented and are not indicative of future operating results (in thousands).

December 31,	2001
Revenues	$28,528
Net loss	(1,794)
Basic loss per share	(0.11)
Diluted loss per Share	(0.11)

15.    RECENT EVENTS

(a)    On March 28, 2003, we entered into a securities purchase agreement with ZN Vision Technologies AG, a German provider of facial recognition and computer vision technologies, and all of the shareholders of ZN. Pursuant to the securities purchase agreement, the ZN shareholders agreed to sell, and we agreed to purchase, all of the capital stock of ZN. As consideration for the shares of ZN, we will pay approximately $13,000 in cash and an aggregate of 6,360,000 shares of our common stock, of which 5,221,454 shares will be issued directly to the ZN shareholders and 1,138,546 shares will be reserved for issuance under ZN’s option plan, which we will assume upon the closing of the acquisition. The acquisition is expected to be completed in the fourth quarter of 2003 and is subject to approval by our stockholders.

(b)    On July 31, 2003, the superior court for Fulton County, Georgia issued a preliminary injunction prohibiting Georgia’s Department of Motor Vehicle Safety from continuing to work with us to install a new drivers’ license system for the state of Georgia. This injunction is the result of a law suit filed in March 2003 by one of our competitors, Digimarc Corporation. The suit claims that the Department of Motor Vehicle Safety did not comply with its own bid process when selecting a vendor for the digital drivers’ license program. The merits of Digimarc Corporation’s claims against the Department of Motor Vehicle Safety are to be addressed in further court proceedings. The Department of Motor Vehicle Safety has confirmed that our contract with them remains in place.

Revenue for our contract with the Georgia Department of Motor Vehicle Safety recognized through December 31, 2002 is approximately $571. We did not recognize any revenue in the nine-month period ended September 28, 2003 due to the adoption of EITF 00-21 on a cumulative basis as of January 1, 2003.

(c)    On September 8, 2003, we sold an aggregate of 3,517,503 shares of our common stock to certain institutional investors in a private placement transaction at $3.775 per share, resulting in gross proceeds of approximately $13.3 million. Our net proceeds were approximately $12.3 million. The shares were sold to funds managed by J. & W. Seligman & Co. Incorporated (“Seligman”) and certain other institutional and accredited investors in a private placement transaction exempt from registration under the Securities Act of 1933 pursuant to

VIISAGE TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information for the nine-month periods ended September 29, 2002 and September 28, 2003 is unaudited)

Rule 506 of Regulation D thereunder. The securities purchase agreement signed by Seligman includes a binding commitment for Seligman to purchase an additional 456,007 shares of our common stock at $3.775 per share immediately after the closing of the ZN acquisition. We have agreed to file with the SEC a registration statement covering the resale of the shares within 30 days after the closing of the transaction, and to use our commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing. For every 15 day period after the 90th day that the registration statement has not been declared effective, we will be required to pay a penalty to the investors equal to 1.5% of the aggregate proceeds from the private placement. At our option, the penalty may be paid in cash or in shares of our common stock. If we elect to pay the penalty in shares of common stock, those shares will be valued at $2.69 per share. In connection with this private placement transaction, each of the ZN shareholders other than ZN MABG agreed not to sell the shares of our common stock that will be issued to them in the ZN acquisition for periods ranging from 60 to 180 days. In addition, we agreed to repurchase shares of common stock from the four ZN management shareholders in certain circumstances.

16.    VALUATION AND QUALIFYING ACCOUNTS

We had no valuation reserves for accounts receivable for the periods presented.

Exhibit Index

99.1	Press Release issued by Viisage Technology, Inc. dated December 30, 2003

99.2	Tutorial on EITF 00-21